SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                              FORM 8-K


                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 17, 1998

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19674
(Commission File Number)

94-3283464
(IRS Employer Identification No.)

2260 Douglas Boulevard, Suite 280, Roseville, California  95661
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (916) 772-2221

Not Applicable
(Former name or former address, if changed since last report.)

               INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.   Acquisition or Disposition of Assets

          On June 17, 1998, WCI acquired the stock of Arrow Sanitary Service, Inc., an Oregon corporation doing business as "Oregon Paper Fiber" ("OPF"). OPF is engaged in the collection, transportation and handling of solid waste and recyclables in Clark County, Washington and Multnomah and Clackamas Counties, Oregon.

          The purchase price consisted of approximately $7.72 million in cash (less certain indebtedness of OPF), 213,750 shares of WCI Common Stock, and contingent payments to the selling shareholders if certain events occur during a specified period.

          On June 25, 1998, WCI acquired the stock of Curry Transfer and Recycling ("Curry") and Oregon Waste Technology ("OWT") and certain real estate located in Curry County, Oregon and used in those businesses. Curry and OWT are Oregon corporations engaged primarily in the collection and transportation of solid waste and recyclables in Brookings, Goldbeach and Port Orford, Oregon and the unincorporated areas of Curry and Lane Counties, Oregon.

          The purchase price for the stock of Curry and OWT consisted of approximately $6.65 million in cash (less certain indebtedness of Curry and OWT) and contingent payments to the selling shareholders if certain events occur during a specified period. The purchase price for the real estate was approximately $350,000 in cash.

          WCI intends to continue to operate each of the acquired businesses. The purchase prices of the acquisitions were determined based on the consideration paid by WCI for similar acquisitions in the western United States. The cash portions of the acquisitions were funded with borrowings under WCI's credit facility with a group of banks for which BankBoston, N.A. acts as agent.


Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.

     (a) Financial Statements of Businesses Acquired. The financial statements of OPF, Curry and OWT are not included in this Form 8-K, but the financial statements of OPF will be filed by amendment to this Form 8-K no later than 60 days after July 2, 1998. Pursuant to Rule 3.05(b) of Regulation S-X, the financial statements of Curry and OWT are not required to be included in this Form 8-K.

     (b) Pro Forma Financial Information. Pro forma financial information relating to OPF, Curry and OWT is not included in this Form 8-K, but pro forma financial information relating to OPF will be filed by amendment to this Form 8-K no later than 60 days after July 2, 1998. Pursuant to Rule 3.05(b) of Regulation S-X, pro forma financial information relating to Curry and OWT is not required to be included in this Form 8-K.

     (c) Exhibits.

10.1 Stock Purchase Agreement dated as of June 17, 1998, by and among WCI, Arrow Sanitary Service, Inc., Steven Giusto, Dennis Giusto, John Giusto, Michael Giusto and Kenneth Giusto

10.2 Stock Purchase Agreement dated as of June 25, 1998, by and among WCI, Curry Transfer and Recycling, Oregon Waste Technology, Petty H. Smart and
                              A. Lewis Rucker

10.3 Purchase and Sale Agreement dated as of June 25, 1998, by and between Petty H. Smart and T.V. Skinner, as
                              Tenants in Common, and WCI

99.1                          WCI's Press Release released
                              June 25, 1998


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WASTE CONNECTIONS, INC.
                              (Registrant)

Date:  July 1, 1998      By  /s/ Ronald J. Mittelstaedt
                              Ronald J. Mittelstaedt
                              President and Chief Executive Officer

                         EXHIBIT INDEX


10.1 Stock Purchase Agreement dated as of June 17, 1998, by and among WCI, Arrow Sanitary Service, Inc., Steven Giusto, Dennis Giusto, John Giusto, Michael Giusto and Kenneth Giusto

10.2 Stock Purchase Agreement dated as of June 25, 1998, by and among WCI, Curry Transfer and Recycling, Oregon Waste Technology, Petty H. Smart and
                              A. Lewis Rucker

10.3 Purchase and Sale Agreement dated as of June 25, 1998, by and between Petty H. Smart and T.V. Skinner, as
                              Tenants in Common, and WCI

99.1                          WCI's Press Release released
                              June 25, 1998

Exhibit 10.1

STOCK PURCHASE AGREEMENT

I.  PARTIES

The parties to this Agreement are Waste Connections, Inc., a Delaware corporation (hereinafter referred to as "WCI"); Arrow Sanitary Service, Inc., an Oregon corporation doing business under the assumed name of Oregon Paper Fiber (hereinafter referred to as "OPF"); and John Giusto, Dennis Giusto, Steven Giusto, Kenneth Giusto, and Michael Giusto, individuals (hereinafter referred to collectively as "Shareholders").

II.  RECITALS OF FACT

1. OPF is engaged in business as a collector, transporter, and handler of solid waste and recyclables primarily in the area consisting of Multnomah, Washington, and Clackamas Counties in Oregon and Clark County in Washington.

2. WCI, through subsidiaries, is similarly engaged in business as a collector, transporter, and handler of solid waste and recyclables in various locations in the states of California, Washington, Idaho, Wyoming, South Dakota, Utah and Oklahoma.

3. Shareholders own all of the issued and outstanding capital stock in OPF.

4. WCI wishes to purchase all of the outstanding and issued shares of capital stock in OPF from Shareholders on the terms set forth below.

5. Shareholders wish to sell all of the outstanding shares of capital stock in OPF to WCI on the terms set forth below.

6. Shareholders have extensive experience in OPF's business and are, as a material part of the consideration for this Agreement, acquiring capital stock in WCI. Consequently, Shareholders have agreed not to compete with WCI as provided in this Agreement in order to promote and protect the interests of all parties to this Agreement. Similarly, since all parties will have a financial interest in WCI's financial success after the close of this transaction, they have agreed that additional future consideration will be due Shareholders for the acquisition of Shareholders' shares of OPF stock to the extent Shareholders subsequently identify additional businesses which WCI chooses to purchase or acquire.

III.  AGREEMENT OF THE PARTIES

In consideration of their respective promises set forth below, the parties agree and contract as follows:

7. OPF Shares Transferred to WCI: At closing, Shareholders will sell, deliver, and transfer to WCI all of the outstanding and issued capital stock in OPF, (hereinafter referred to as the "OPF Stock"), free and clear of any and all liens, security interests, encumbrances, and claims of right, title, or interest by or through any other person or entity.

8.  Payment of Purchase Price:  At closing, WCI will pay to
Shareholders the purchase price for its acquisition of the OPF stock and for Shareholders' agreement not to compete. The purchase price will be paid, subject to the adjustments described below, as follows:

Cash Consideration: The sum of seven million seven hundred twenty thousand dollars ($7,720,000), as adjusted pursuant to the provisions of this section 8 and as subsequently adjusted pursuant to the provisions of section 9 of this Agreement, to be paid in cash by wire transfer or by cashier's or certified check at the time of closing.

(1) The cash consideration payable at closing in the sum of $7,720,000 will be increased to the extent that OPF's current assets as of the balance sheet date exceed current liabilities, excluding the current portion of long term debt, as of the balance sheet date. The cash consideration payable at closing will, conversely, be decreased to the extent that OPF's current liabilities, excluding the current portion of long term debt, as of the balance sheet date exceed current assets as of the balance sheet date.
The cash consideration payable at closing will be reduced to the extent of OPF's long term debt as of the effective date (including lease obligations). The long term debt to be paid at closing will be paid by wire transfer or otherwise in accordance with written pay-off instructions from the respective creditors, copies of which are attached as Schedule Seven.
(3) The OPF long term debt which will not be paid in full at closing, consisting of the contract payable to Loffink, will be reduced to present value, including accrued interest as of the effective date. The debt described in Section 8(a)(2) and (3) constitutes all of the long term debt of OPF. Notwithstanding any other provision to the contrary, any OPF indebtedness owing to U.S. Bank secured by real property in Clatsop County, Oregon, will not be treated as OPF debt for purposes of this Agreement nor deducted from the price paid to Shareholders.
(i) Additional Cash Consideration to Steven Giusto: In addition to the cash consideration described above, WCI will pay the sum of $80,000 to Steven Giusto, Inc., an Oregon corporation, for organization of this transaction.
b. Non-Cash Stock Consideration: At closing, WCI will deliver to Shareholders 213,750 shares of WCI common stock.
(1) The shares of WCI common stock to be delivered to Shareholders as consideration will either be registered securities or subject to a registration rights agreement in the form attached hereto as Exhibit A, and incorporated by reference herein, to be executed contemporaneously with the execution of this Agreement. Any such registration rights agreement will, among other things, specifically provide that WCI will pay, indemnify, and hold Shareholders free and harmless with respect to all costs and expenses incurred in the registration of their shares of WCI stock.
c.  Shareholders' Representations Concerning Non-Cash
Consideration: Each Shareholder represents that:
(1) Each Shareholder is an "accredited investor" within the definition of that term in Rule 501(a) of the Securities Act of 1933 as amended.
(2)  Each Shareholder is a resident of the state of Oregon.
(3) Each Shareholder has made a voluntary and informed investment decision based on due and diligent inquiry concerning his acquisition of capital stock in WCI as provided in this Agreement. Each Shareholder is able to bear the economic risk necessarily attendant on his acquisition of WCI capital stock in accordance with the terms of this Agreement.
Each of the Shareholders has such knowledge and experience in financial matters, either alone or with his professional advisors, that he is capable of evaluating the merits and risks of his investment in the capital stock of WCI.
Each of the Shareholders has had access to such information relating to WCI as he feels is reasonably necessary to make an informed investment decision with respect to the shares. Each Shareholder acknowledges receipt of WCI's Prospectus dated May 22, 1998 and his understanding that the shares of WCI stock he acquires pursuant to this Agreement are not covered by that Prospectus.
Each Shareholder acknowledges that he has had the opportunity to make all inquiries he has deemed prudent or necessary concerning his acquisition of capital stock in WCI and that WCI has provided all such information as requested.
Each Shareholder is acquiring capital stock in WCI pursuant to this Agreement for his own account and not as a nominee or agent for any other person or entity. No other person other than each individual Shareholder has any beneficial or other interest in any of the shares of capital stock in WCI they acquire pursuant to the terms of this Agreement.
Each of the Shareholders understands and agrees that each certificate or other instrument representing the shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the fact thereof) which legend restricts the sale, transfer, or other disposition of the shares otherwise that in accordance with this Agreement provided, however, that WCI shall, on the request of any of the Shareholders, cause such legends to be removed from the certificates or other instrument evidencing the shares if such Shareholder has held such shares for the period contemplated by Rule 144(k) under the Act and if the Shareholder is not then and has not been during the three months preceding such request an affiliate of WCI (as defined in Rule 144 under the Act).
Each of the Shareholders understands and agrees that the shares will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that the shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

9. Adjustments to Purchase Price: The following adjustments will be made to the purchase price within 90 days after the closing date by WCI and Shareholders' representatives:

Current Liabilities and Assets: The cash consideration WCI pays to Shareholders at closing will be increased or decreased, as the case may be, by the amount, if any, by which the difference between OPF's current liabilities, excluding the current portion of long term debt, and OPF's current assets on the effective date has changed since the balance sheet date. To the extent OPF's net current assets on the effective date, after deducting current liabilities excluding the current portion of long term debt, exceeds the amount of such net current assets as of the balance sheet date, WCI will pay the difference to Shareholders. To the extent OPF's net current liabilities on the effective date, excluding the current portion of long term debt, exceeds the amount of such net current assets as of the balance sheet date, Shareholders will pay the difference to WCI.
b. Long Term Liabilities: The cash consideration WCI pays to Shareholders on the closing date will be adjusted to the extent there is a difference between OPF's estimated long term liabilities as of the closing date and OPF's actual long term liabilities as of the closing date. To the extent estimated long term liabilities as of the closing date are less than actual long term liabilities on the balance sheet date, WCI will pay that amount to Shareholders as additional consideration for their shares of capital stock in OPF. To the extent estimated long term liabilities as of the closing date are greater than actual long term liabilities as of the balance sheet date, Shareholders will remit that difference to WCI.
(1) The parties will cooperate and jointly participate in the determination of any adjustments to current liabilities and assets following the closing date such that any claim of right to such an adjustment after closing will be asserted and resolved within 90 days following closing.
c. Additional Contingent Purchase Price: The parties acknowledge their shared intent to increase and enlarge the business of WCI and of OPF as a WCI subsidiary after the closing date since all parties would benefit from the increased value to WCI resulting from such increase. Consequently, if any one or more of the Shareholders successfully assist WCI in acquiring any other waste collection operation or business by the introduction of WCI to such operation or business within 24 months following the closing date, WCI will pay Shareholders, as additional consideration for the acquisition of their capital stock in OPF pursuant to this Agreement, an amount equal to 3 percent of the projected pro forma gross revenue (less any franchise fees) for the acquired business during the first year following WCI's acquisition of that business. Any such amount will be due and payable to Shareholders within 30 days following closing of such an acquisition by WCI.
(1) For purposes of this provision, Shareholders will have successfully assisted WCI in the acquisition of any waste collection operation or business if one or more Shareholders locate or introduce any such operation or business to WCI within 24 months after the closing date and WCI or one of its subsidiaries subsequently acquires such business or operation.
(2) WCI will have no duty or obligation to investigate or to acquire any other waste collection operation or business Shareholders may identify, locate, or introduce to WCI pursuant to this provision. WCI will not be liable to any of the Shareholders if for any reason WCI does not acquire any such business or operation.
d. Effective Date of Agreement: The "effective date" of this Agreement is June 1, 1998 regardless of the closing date.
e. Balance Sheet Date: The "balance sheet date" for purposes of this Agreement is March 31, 1998.
f. Excluded Assets: At the closing of this Agreement, OPF will transfer, assign, and convey to Shareholders, or to any entity or person Shareholders may designate, all of its right, title, and interest in and to the following:
One 16' Wilson trailer, one toolbox and contents having a value of approximately $6,500, and one 1990 Chevrolet Corsica automobile driven by Steven Giusto having a fair market value of $1,000.
All life insurance policies which OPF owns insuring the lives of any Shareholder.
g. Allocation of Purchase Price: The purchase price for Shareholders' agreement not to compete and capital stock in OPF is $10,365,000, subject to the adjustments described above. Any adjustments made to the purchase price pursuant to this Agreement will be added to or subtracted from the consideration paid for acquisition of Shareholders' capital stock in OPF and will not affect the consideration paid for Shareholders' agreement not to compete. The purchase price will be allocated as follows:
(1)  Value of Shareholders' capital stock in OPF:  $10,235,000.00

(2)  Value of agreement not to compete:  $       50,000.00

(3)  Additional cash consideration to
Steven Giusto, Inc.:  $ 80,000.00

Total Value:  $10,365,000.00

10.  Representations and Warranties of Shareholders and of OPF:
Shareholders and OPF jointly and severally represent and warrant that the following representations are true in all respects:
Corporate Status of OPF: OPF is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon. OPF has all requisite corporate power and authority to enter into this Agreement, to own and lease its properties, and to conduct its business. OPF is duly authorized to do business in any jurisdiction in which it operates as of the closing date.
Capitalization: Schedule One sets forth, as of the closing date, the authorized and outstanding capital of OPF, the names, addresses and social security numbers of the record and beneficial owners thereof, the number of shares so owned, the allocation of the cash and shares among the Shareholders as agreed to among themselves, and wire transfer instructions for each Shareholder relating to the bank account to which the purchase price and the contingent purchase price, if any, should be sent. On the closing date, all of the issued and outstanding shares of the capital stock of OPF are owned of record and beneficially by the Shareholders, as set forth in Schedule One, and are free and clear of all liens, security interests, encumbrances and claims of every kind except as set forth in Schedule One. Each share of the capital stock of OPF is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of OPF. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of OPF) exists which obligates OPF to issue any of its authorized but unissued capital stock or other equity interest or which obligates any Shareholder to transfer OPF stock to any person.
All Stock Being Acquired: The OPF stock being acquired by WCI pursuant to this Agreement constitutes all of the outstanding capital stock of OPF which is validly issued when delivered to WCI pursuant to the terms of this Agreement.
d. Capacity to Execute this Agreement: The execution, delivery, and performance of this Agreement have been duly authorized and approved by OPF's Board of Directors and Shareholders. Each Shareholder has the legal right and capacity to enter into and perform his obligations pursuant to this Agreement. This Agreement constitutes a legal, valid and binding agreement of both OPF and Shareholders enforceable against them in accordance with its terms. Execution, delivery, and performance of their obligations pursuant to the terms of this Agreement by OPF and its Shareholders does not require the authorization, consent, or approval of any third party, including any governmental entity or regulatory agency, except as set forth on Schedule Four. The parties acknowledge that the execution, delivery, and performance of this Agreement may be subject to approval by the City of Portland with respect to OPF's franchise rights in that city. Notwithstanding any other provision in this Agreement to the contrary, WCI assumes the risk that such approval is required and, if required, will be obtained.
e. No Consequent Breach of Other Obligations: Execution, delivery, and performance of this Agreement by OPF and Shareholders does not constitute a breach or default by them of any obligation, license, or agreement.
No Consequent Violation of Law: Execution, delivery, and performance of this Agreement by OPF and Shareholders does not constitute a violation of any law, rule, regulation, judicial, or administrative order.
Subsidiaries: Schedule Six lists any and all subsidiaries and any securities of any other corporation or any securities or other interest in any other business entity owned by OPF or by any of its subsidiaries.
Accuracy of Books and Records: The books and records of OPF accurately state the present financial condition and prior business activities of OPF. OPF has delivered to WCI copies of OPF's financial statements (hereinafter referred to as "the OPF financial statements") for its three most recent fiscal years, compiled by Robert Campbell & Co., CPA, and unaudited interim financial statements for the period ending March 31, 1998 ("the balance sheet date"). The financial statements are true and correct and fairly present:
The financial position of OPF as of the respective dates of the balance sheets included in said statements; and The results of operations for the respective periods indicated.
The financial statements have been prepared consistently with prior periods. Except to the extent reflected or reserved against in OPF's balance sheet as of the balance sheet date, or as disclosed on the schedules attached hereto, OPF had and has as of the closing date no liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including any tax liabilities due or which will become due.
Compliance with Laws and Regulations: OPF has, to Shareholders' knowledge, made and maintained all leasehold improvements and conducted all of its business operations in compliance with all applicable building codes, fire regulations, building restrictions, zoning ordinances, and environmental laws and regulations. OPF has been and is in compliance with all applicable laws concerning the operation of its business including all federal, state, and local laws (including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety, or protection of the environment), ordinances, codes, rules, regulations, governmental permits, orders, judgments, awards, decrees, consent judgments, and consent orders. Notwithstanding the foregoing, Shareholders and OPF make no warranty or representation that OPF is in compliance with the City of Gresham's solid waste ordinance. Hazardous Materials: OPF has not accepted, processed, handled, transferred, generated, or disposed of any hazardous material except as permitted by applicable laws and regulations. No hazardous materials have been accepted, processed, handled, transferred, generated, disposed of, or released on real property leased or operated by OPF, nor has OPF otherwise participated in the acceptance, processing, handling, transfer, generation, disposal, or release of any hazardous materials except in compliance with all applicable laws and regulations governing such activities. There are no pending or, to the knowledge of Shareholders and OPF, threatened actions or proceedings by any governmental or other entity concerning remediation of any environmental condition on any real property OPF leases or occupies.
(1) For purposes of this Agreement "hazardous materials" means "hazardous waste" as defined in 40 CFR 261 and includes all materials defined as "hazardous" in any analogous Oregon statute or administrative regulation.
Title to Assets: OPF has good and marketable title to all of the assets listed on Schedule Five used in its business subject only to the outstanding security interests listed on Schedule Five. Except as described in Schedule Five all of OPF's containers, vehicles, machinery, and equipment necessary for the operation of its business are in operable condition and all of its of motor vehicles and other rolling stock are in material compliance with all applicable laws, rules, and regulations, and are all of the assets necessary to conduct OPF's business as presently conducted.
No Adverse Changes to Business: Neither OPF nor its Shareholders have any knowledge of any fact or circumstance which would result in a material adverse change in the value of OPF's business operations or assets after the closing date. Since the balance sheet date there has not been:
Any material change in OPF's financial condition, assets, liabilities (contingent or otherwise), income, operations, or business which would have a material adverse effect on its financial condition, assets, liabilities (contingent or otherwise), income, operations, or business;
Any material damage, destruction, or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;
Any declaration, agreement to pay, or payment of any distribution or dividend not provided for in this Agreement;
Any change or agreement to change the terms and conditions of employment of any employee except pursuant to the terms of the contract between OPF and Teamster Union Local No. 305 the terms of which have been previously disclosed to WCI; and No other agreement, event, or action on the part of OPF or its Shareholders which would materially diminish the value of OPF's operations and business.
All Leases and Contracts are Valid and Enforceable by their Terms:
All leases and contracts currently in effect between OPF and any third person or entity are valid and enforceable according to their terms. All leases of fixed assets are in full force and effect and binding on the parties to such leases. To the knowledge of Shareholders and OPF neither OPF nor any other party to such leases is in breach of any material provision of such a lease.
Real Property: The only real property OPF leases is located at 12820 NE Marx, Portland, Oregon. OPF will own no real property nor have any equity interest in any real property on the closing date other than its leasehold interest in the property at 12820 NE Marx, Portland, Oregon, (hereinafter the "Marx Ave property") and real property in Clatsop County, Oregon which OPF has sold, transferred, and conveyed to Shareholders in partial redemption of Shareholders' OPF stock prior to the closing of this transaction. WCI is assuming or acquiring OPF's interest in the Marx Ave property pursuant to the terms of this Agreement. To the knowledge of OPF and its Shareholders:
All operations on the Marx Ave property have been in compliance with all applicable legal requirements including, but not limited to, all applicable federal and state statutes, city or county ordinances, zoning restrictions, and land use and other administrative rules and regulations.
There are no circumstances, conditions, or reasons for revocation of any license, permit, consent, authorization, zoning or land use permit, variances, or approvals with respect to the conduct of OPF's business on the Marx Ave property.
OPF's lease for the Marx Ave property is in full force and effect and binding on the parties thereto in accordance with its terms. Neither OPF nor any other party to that lease is in breach of any material provision of that lease. The landlord's interest in that lease has not been assigned to any third party, nor has OPF previously assigned any of its rights pursuant to that lease or sublet any portion of the property it leases.
o. Employees: OPF is not in breach of any contract or agreement to which it is a party including, but not limited to, any contract between OPF and any union with respect to the terms and conditions of employment with OPF. OPF has complied in all material respects with all applicable federal and state laws pertaining to employment including, but not limited to, all laws governing the terms and conditions of employment, nondiscrimination in employment, wages, and hours of employment. There is no charge pending nor does OPF or its Shareholders know of any threatened charge against OPF before any court or agency alleging any unlawful act of discrimination by OPF in its employment practices. There is no charge or proceeding against OPF pending before the National Labor Relations Board. There is no actual or threatened labor strike, dispute, slow down, or work stoppage as of the closing date. There is no effort by any union to organize all or any portion of the OPF employees who are not subject to a collective bargaining agreement as of the closing date. No one is now petitioning for union representation of nonunion employees of OPF.
p. ERISA Issues: Except for the employee benefit plans described on Schedule Six, OPF has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase, or other employee benefit plans or arrangements with any party. All employee benefit plans listed on Schedule Six are fully funded and in substantial compliance with all applicable federal, state, and local statutes, ordinances, and regulations. All such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been established under an IRS approved standard prototype plan. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits, or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule Six. All employee benefit plans listed on such schedule have been operated in accordance with the terms and provision of the plan documents and all related documents and policies. OPF has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or US Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor has OPF, nor party-in-interest, or disqualified person engaged in any transaction or other activity which would give rise to such liability. OPF has participated in or made contributions to a "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), but OPF would not be subject to any withdrawal liability with respect to such a plan if it withdrew from such a plan immediately prior to the closing date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.
q. Compliance with Obligations Concerning Taxes: OPF has complied with all applicable federal, state, and local tax laws and regulations; has made all requisite withholdings and deposits from payroll; and has otherwise fulfilled all of its legal obligations with respect to the filing of returns and payment or withholding of any tax. There are no open years (other than those within the statute of limitations), examinations in progress, extensions of any statute of limitations or claims against OPF relating to federal, state, local, or other taxes (including penalties and interest) for any period or periods prior to and including the closing date and no notice of any claim for taxes has been received. The reserves for taxes contained in OPF's financial statements are adequate to cover its tax liability as of the closing date.
r. No Pending Claims or Litigation Against OPF: There are no legal, administrative, arbitration, or other actions, suits, investigations, or proceedings pending against OPF to the knowledge of either OPF or its Shareholders.
s. No Finder or Broker: Neither OPF nor its Shareholders have employed any broker or finder in connection with this Agreement and the transaction among the parties which this Agreement evidences. Neither OPF nor its Shareholders have taken any action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other similar charge.
t. Disclosures to WCI: Attached hereto are the following schedules, each of which has attached to it, copies of the documents described thereon. Each of the attached schedules is accurate and complete, describes all of the items and documents required to be described, and includes copies of all of the documents required to be included. All copies of documents attached to such schedules are true, complete, and correct copies of the originals of the documents copied. None of such schedules misstates a material fact or omits to state a material fact required to be stated therein in order to make the statements made not misleading.
(1) Schedule One - A summary of the capitalization and ownership of all outstanding and issued capital stock in OPF as described in paragraph 10b above.
(2) Schedule Two - OPF Financial Statements: Unaudited balance sheet, income statement, and statement of cash flow with supporting schedules for the fiscal years ending September 30, 1995; September 30, 1996; September 30, 1997; and for the period ending March 31, 1998.
(3) Schedule Three - OPF Tax Returns: Copies of all federal and state income tax returns filed by OPF for the fiscal years ending September 30, 1995; September 30, 1996; September 30, 1997; and any and all informational returns filed since September 30, 1997.
(4) Schedule Four - OPF Permits, Licenses, Franchises, and Collection Agreements: All permits, licenses, franchises, and written agreements pursuant to which OPF collects, hauls, or disposes of industrial, commercial, or residential solid waste and recyclables or which are material to the conduct of its business, including, without limitation:
(i)  All permits;

(ii)  All licenses;

(iii)  All franchises;

(iv) All private contracts for the collection, hauling, or disposal of wastes and recyclables; and

(v)  All fuel permits.

(5) Schedule Five - OPF Equipment and Inventory: All of the following:
(i) Certificates of Registration to all motor vehicles owned by OPF; and

(ii) An itemized list of all fixed assets, machinery, equipment, parts, supplies, and inventory belonging to or used by OPF.

(6) Schedule Six - OPF Leases and Contracts: All leases and contracts to which OPF is a party, excluding those contained in Schedule Four, including without limitation:
(i)  All leases for real property;

(ii)  All leases for personal property;

(iii)  All loan agreements;

(iv)  All security agreements;

(v)  All promissory notes;

(vi)  All installment sale or purchase agreements;


(vii) All contracts for the acquisition of any other business by OPF;

(viii) All contracts for the disposition of any business or asset by OPF;

(ix)  All union contracts to which OPF is a party;

(x) All written contracts with any OPF employee and a written summary of any oral agreement with any OPF employee;

(xi)  All employee benefit plans of OPF;

(xii) All insurance policies pursuant to which OPF or any officer, director, or employee of OPF acting on behalf of OPF is a named insured;

(xiii) All agreements pursuant to which OPF is authorized to act as agent or representative for any other person or entity;

(xiv) All agreements pursuant to which any other person or entity is authorized to act on behalf of OPF;

(xv) All records, notifications (including all notifications from any governmental agency), reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments that are material to OPF's operation of its business, pertain in any way to the discharge or handling of hazardous materials or to the protection of the public health, or were filed with or submitted to any governmental agency within 24 months prior to the closing date;

(xvi) A complete list as of the closing date of all OPF officers, directors, and employees (by type or classification), including their respective rates of compensation; any portion of their compensation attributable to bonuses; any additional expectation each employee may reasonably anticipate from additional salary, bonus, stock option, equity participation, or otherwise;

(xvii) An accurate and complete aging of all accounts and notes receivable from customers as of June 10, 1998. Accounts receivable aging statements as of June 10, 1998;

(xviii) A complete and accurate list of all bank accounts and safety deposit boxes owned by OPF as of the closing date including the name of the bank; the branch where the account or box is located; the name in which the accounts or boxes are owned; the type of account; and the name of each person authorized to make withdrawals from such an account or to enter such a box;

(xix) A complete and accurate list of all credit cards and charge accounts issued to OPF and the name of each person to whom such credit cards or charge accounts have been issued;

(xx) A summary description of any oral agreements to which OPF is a party as of the closing date not contained in any other schedule; and

(xxi) All securities, stocks or other evidence of any ownership interest OPF has in any other business entity, corporation, or partnership.

(7) Schedule Seven: Pay off instructions from creditors and Shareholders to be paid from closing as described in paragraph
8a(2) above.

11. Representations and Warranties of WCI: WCI warrants that the following representations are true in all material respects:
a. Corporate Status of WCI: WCI is a corporation duly organized and validly existing under the laws of the state of Delaware. WCI has all requisite corporate power and authority to enter into this Agreement.
b. Capacity to Execute this Agreement: The execution, delivery, and performance of this Agreement have been duly authorized and approved by WCI's Board of Directors. This Agreement constitutes a valid and binding agreement of WCI in accordance with its terms. Execution of this Agreement by WCI does not require the authorization, consent, or approval of any third party, including any governmental entity or regulatory agency, except as otherwise provided in this Agreement.
c. No Consequent Breach of Other Obligations: Execution of this Agreement by WCI does not constitute a breach or default by WCI of any other obligation, license, or agreement except as otherwise disclosed herein.
d. No Consequent Violation of Law: Execution of this Agreement by WCI does not constitute a violation of any law, rule, regulation, or judicial or administrative order except as otherwise disclosed herein.
e. No Finder or Broker: WCI has not employed any broker or finder in connection with this Agreement and the transaction among the parties which this Agreement evidences. WCI has not taken any action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other similar charge.
f. Status of Shares: All shares of capital stock in WCI delivered to Shareholders at closing are duly authorized, and when issued and delivered in exchange for the OPF stock will be validly issued, fully paid, and nonassessable shares of capital stock in WCI.
g. No Election Under Section 338 of Internal Revenue Code: WCI will make no election under Section 338 of the Internal Revenue Code with respect to OPF.

12. Closing: Closing of this Agreement will occur in the offices of Hunt & Associates, PC, 101 SW Main Street, Suite 805, Portland, Oregon, at a date and time to be agreed upon by the parties. The purchase and sale of capital stock in OPF will be effective immediately on closing.
Conditions to Closing: Each Shareholder will repay any indebtedness he owes to OPF on or before the time of closing. OPF will repay any indebtedness it owes to any Shareholder on or before the time of closing. The repayment of any such indebtedness will not be any part of the consideration for this transaction but will be a condition to the closing of this transaction.

13.  Documents to Be Delivered at Closing:

a.  Documents to be Delivered by OPF and Shareholders to WCI at
Closing: At the time of closing, OPF and Shareholders will deliver to WCI the following:
(1) Certificates evidencing ownership of all outstanding and issued shares of capital stock in OPF free and clear of all liens, security interests, claims, and encumbrances. Each Shareholder will also deliver a stock power executed in blank.
(2) The written resignation of each Shareholder as an officer, director, and employee of OPF effective as of closing.
(3) Each Shareholder's written release of any and all claims or causes of action of any kind accruing against OPF on or before the time of closing, in the form attached as Exhibit B and incorporated by reference herein.
(4) The fully executed registration rights agreement in the form attached as Exhibit A.
(5) The written agreement of each Shareholder not to compete in the form attached as Exhibit C and incorporated by reference herein.
(6) The executed consulting agreement between WCI and Steven Giusto in the form attached as Exhibit D and incorporated by reference herein.
(7) A written opinion from legal counsel for OPF in the form attached hereto as Exhibit E.
b. Deliveries by WCI to Shareholders at Closing: At the time of closing, WCI will deliver the following to Shareholders:
(1) The cash portion of the adjusted purchase price in the form of cashier's or certified check or deposited in Shareholders' accounts by wire transfer pursuant to written instructions.
(2) The shares of WCI stock due to Shareholders. The shares WCI delivers to Shareholders at closing will be fully paid and nonassessable.
(3) The fully executed registration rights agreement in the form attached as Exhibit A.
(4) The executed consulting agreement between WCI and Steven Giusto in the form attached as Exhibit D and incorporated by this reference herein.
(5) A written opinion from legal counsel for WCI in the form attached as Exhibit F.

14. Shareholders' Representative: Shareholders designate and appoint Dennis Giusto and Steven Giusto to jointly represent all Shareholders with respect to the resolution of any disputes or claims and with respect to the execution of any documents requiring Shareholders' written consent after closing. The designation and appointment of Dennis Giusto and Steven Giusto pursuant to this provision will survive the death or incapacity of any Shareholder unless and until written notice of revocation of the designation and appointment for any deceased or incapacitated Shareholder is received by WCI from the personal representative or conservator of such deceased or incapacitated Shareholder. The written agreement of both Dennis Giusto and Steven Giusto will be required on any document to be legally effective pursuant to this provision as to the Shareholders as a whole. Any Shareholder may revoke the authority of either or both Dennis Giusto and Steven Giusto to act on their behalf pursuant to this provision by giving written notice of such revocation to WCI and such revocation will be effective on WCI's receipt of such notice only as to the individual Shareholder who gives such notice.

15. Tax Issues: Within 120 days following the closing date Shareholders will prepare all legally required short year federal, state, and local tax returns for the period beginning on the first day of OPF's current fiscal year and ending on the effective date. Shareholders will deliver such returns, prepared at Shareholders' expense, to WCI within 120 days following the closing date together with checks payable to the respective taxing authorities to which any tax in excess of the reserves established for the payment of such obligations as of the effective date is owing. Any refunds received from any taxing authority pursuant to the filing of such short year tax returns will be the property of Shareholders. WCI will sign and promptly and properly file such returns after receipt thereof from Shareholders. All returns prepared and filed pursuant to this provision will be prepared in a manner consistent with the preparation of such tax returns by OPF prior to the closing date.

16. Allocation of Uninsured Risk: Shareholders will pay and indemnify WCI against any casualty or other loss with respect to OPF accruing prior to the effective date to the extent such loss is not subject to an insurance policy pursuant to which the insurer must indemnify OPF against such loss. WCI and OPF will pay and indemnify Shareholders against any casualty or other loss they suffer with respect to OPF accruing after the effective date to the extent such loss is not subject to an insurance policy pursuant to which the insurer must indemnify OPF against such loss.

17. Indemnification of WCI by Shareholders: Shareholders, jointly and severally, agree to indemnify, hold harmless, and defend WCI from and against all demands, claims, actions or causes of action, liability, loss, damages, and all reasonable costs and expenses (including reasonable attorney fees and litigation costs) relating to, imposed on, or incurred by WCI as a result of any one or more of the following:
a. A breach of any representation, covenant, or agreement by Shareholders made in or made pursuant to this Agreement;
b. A breach of any warranty by Shareholders made in or made pursuant to this Agreement;
c. Any liability for which, as between the parties, Shareholders remain liable and responsible pursuant to the terms of this Agreement;
d.  Enforcement by WCI of this indemnity provision;
e. Any liability of OPF for violation of any environmental laws prior to the effective date; and
f. Any claim, liability, loss, damage, or expense arising from any claim that any plan or arrangement adopted by OPF which was called or characterized as a simplified employee pension under Section 408(k) of the Internal Revenue Code of 1986 failed to meet any requirements for a simplified employee pension under said section, or that OPF did not comply with any provision of ERISA with respect to any such plan or arrangement prior to the effective date.

18. Limitation on Shareholders' Indemnities: Shareholders will have no obligation to indemnify WCI or to otherwise pay any amount to or on behalf of WCI pursuant to the provisions of section 17a-d above except to the extent that the aggregate amount of such obligations exceeds the sum of $75,000. Additionally, the maximum amount which WCI can recover from Shareholders pursuant to the provisions of section 17a-d above will not exceed:
Eighty percent of the purchase price, as adjusted after closing in accordance with this Agreement, for the period ending on and including the first anniversary date of the closing date. Seventy-five percent of the purchase price, as adjusted after closing in accordance with this Agreement, for the period beginning on the day after the first anniversary of closing and ending at midnight on the second anniversary of the closing date.
Sixty-five percent of the purchase price, as adjusted after closing in accordance with this Agreement, for the period beginning on the day after the second anniversary of the closing date and ending at midnight on the third anniversary of the closing date.
The provisions of this paragraph 18 are not applicable to Shareholders' duty defined in paragraph 17e concerning liabilities incurred with respect to the ownership and sale of the Clatsop County property described in paragraph 8d.

19. Notice of Indemnity Claim: WCI will give written notice to Shareholders' representatives within 60 days following WCI's receipt of notice or knowledge giving rise to any claim subject to Shareholders' duty of indemnification. Upon receipt of such notice, Shareholders will have the right to defend any such claim at their own expense provided the Shareholders' representatives give written notice of such election to WCI within 30 days following Shareholders receipt of notice from WCI concerning the existence of the claim. Regardless of any such election by Shareholders, both parties will keep the other reasonably informed concerning the nature, progress, and resolution of any such claim. Each party will cooperate with the other in the defense of any such claim. WCI may participate, at the WCI indemnitee's own expense, in the defense of any claim assumed by the Shareholders. Without the written approval of the WCI, which approval shall not be unreasonably withheld, the Shareholders shall not agree to any compromise of a claim defended by them.

20. Indemnification of Shareholders by WCI: WCI agrees to indemnify, hold harmless and defend Shareholders from and against all demands, claims, actions or causes of action, liability, loss, damages, and all reasonable costs and expenses (including attorney fees and litigation costs) relating to, imposed on, or incurred by Shareholders as a result of any one or more of the following:
a. A material breach of any representation, covenant, or agreement by WCI made in or made pursuant to this Agreement.
A breach of any warranty by WCI made in or made pursuant to this Agreement.
Any liability for which, as between the parties, WCI remains liable and responsible pursuant to the terms of this Agreement. Enforcement by Shareholders of this indemnity provision.
Any election by WCI, including any election under Section 338 of the Internal Revenue Code, which would result in additional tax to Shareholders to the extent of the additional tax obligation and professional fees Shareholders reasonably incur as a result of such election by WCI.

21. Survival of Representations and Warranties: The parties agree that all representations and warranties in this Agreement will survive the closing of this transaction and will not merge or be affected by any document executed to consummate this transaction. No party may bring any action or assert any claim against the other for breach of any representation or warranty in this Agreement unless such action or claim is commenced or asserted in writing delivered to the other parties within three years following the closing date. All representations and warranties contained in this Agreement will lapse, expire, and be wholly without legal effect if not asserted within three years of the closing date in compliance with this provision. Any claim asserted within three years of the closing date will survive the expiration of said three year period until that claim is finally resolved.

22. Cooperation: Following the closing date Shareholders and WCI agree to cooperate with each other in investigating, defending, or prosecuting any claims by or against the other with respect to any third person or entity, not a party to this Agreement, with respect to the business operations, assets, or liabilities of OPF. Each party will reimburse the other for their reasonable and necessary expenses incurred in providing such cooperation. Such cooperation will be limited to that reasonably necessary for the defense or prosecution of the claim but will include cooperation in the furnishing of information, documents and records, testimony, and such other aid as either party may require under the circumstances.

23. Access to OPF Books and Records After Closing: After the closing date WCI will make all books, records, and documents of OPF pertinent to any period prior to the closing date available to Shareholders for review and copying, at Shareholders' expense, to the extent Shareholders may request for any purpose reasonably related to any Shareholder's position as a former shareholder, officer, or employee of OPF. WCI will make such books, records, and documents available for review and copying either in WCI's principal offices or in such other place as the parties may agree after reasonable notice from Shareholders for a period of no less than five years following the closing date.

24. Confidential Information: Shareholders agree that they will not use or disclose any confidential, trade secret, or other information in which OPF or WCI claim a proprietary interest including without limitation customer lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes. It is, however, agreed that the following information is excluded from the scope of this provision:
Information generally available to the public not through the wrongful disclosure of such information by any Shareholder in violation of the terms of this provision; and Knowledge generally known in the solid waste collection and disposal industry and in the recycling industry and is not specific or unique to OPF or to WCI.

25. OPF Property: All memoranda, notes, lists, records, and other documents or papers (including all copies of such documents or papers) relating to OPF, including such items stored in computer memories, on microfiche, or by any other means, made or compiled by or on behalf of the Corporation or for any person acting as an officer, agent, or employee of the Corporation will become or remain the sole property of the Corporation and will be delivered to the Corporation at the time of closing. Excluded from the documents to be delivered to WCI pursuant to this provision are all materials maintained by any attorneys for OPF or the Shareholders prior to closing which will not become the property of the Corporation nor be delivered to the Corporation except for OPF's corporate minute book and any corporate records that are not subject to the attorney/client privilege of which the Corporation does not have a copy.

26. No Disparagement: Shareholders will not denigrate, disparage, or derogate WCI, its subsidiaries, its officers, agents, employees, products, or services nor will Shareholders make any statement following the closing date which would be reasonably likely to adversely affect the regard or esteem of a lender, investor, governmental body or agency, or any other reasonable person for WCI, its subsidiaries, officers, agents, employees, products, or services. Shareholders will not take any position adverse to WCI or its subsidiaries with any person, entity, governmental or regulatory body or agency with which WCI or any of its subsidiaries has or is reasonably likely to have any relationship in the ongoing course of its business provided that the terms of this provision will not interfere or limit any Shareholder's right to act in the best legitimate business interests of any person or entity for which a shareholder may work pursuant to the terms of this Agreement and the Shareholders' agreement not to compete incorporated herein or for whom they may work after the term of the Shareholders' agreement not to compete incorporated herein expires. Likewise, no director or executive officer of WCI or of OPF will make any statement following the closing date which would be reasonably likely to adversely affect the regard or esteem of a reasonable person for one or more of the Shareholders.

27.  General Provisions:
a.Rules of General Construction and Severability of Terms:
(1) Whole Agreement: The parties intend that this Agreement be construed as a whole. The headings of each paragraph are not part of this Agreement but are only inserted to assist in referring to the agreement itself.
(2) Complete Agreement: This Agreement contains the complete embodiment of the terms of agreement between the parties concerning the subject matter of this Agreement. This Agreement supercedes any prior or contemporaneous agreements between the parties concerning the subject matter of this Agreement.
(3) Severability: If any provision of this Agreement is held to be unenforceable or void by a court of competent jurisdiction, then the remaining provisions of this Agreement will nonetheless remain in full force and effect.
(4) Governing Law: Oregon law will control and govern the interpretation and rights of the parties with respect to all provisions of this Agreement.
(5) Venue: Any litigation with respect to the interpretation or enforcement of any rights pursuant to this Agreement must be brought in the Circuit Court of the State of Oregon for Multnomah County or in the United States District Court for the District of Oregon. Each party consents to venue in those courts for purposes of any litigation between the parties.
(6) Incorporation of Schedules and Exhibits: All schedules and exhibits to this Agreement are incorporated herein as a material part of this Agreement.
(7) Agreement Binding on Successors: This Agreement is binding both on the parties and on their heirs, agents, employees, assigns, and successors in interest.
(8) Attorneys' Fees: In any legal, equitable, or arbitration proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to recover their reasonable attorney fees and costs, both at trial and on appeal.
(9) Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(10) Notices: Notices from either party to the other will be effective on actual delivery to the other party by personal service or delivery, or, if sent certified mail, return receipt requested, upon actual receipt by the other party, or three days following the date of such mailing with all postage paid. Each party designates the following addresses for delivery of any notice with respect to this Agreement and further agrees to promptly advise the other party of any change in its address for purposes of such notice. Each party designates the following addresses for delivery of any notice with respect to this Agreement and further agrees to promptly advise the other party of any change in its address for purposes of such notice:

To Shareholders:With a copy to:

Steven F. Giusto              Lawrence B. Hunt
17420 SE Decker Road          HUNT & ASSOCIATES, PC
Boring, OR 97009              101 SW Main Street, Suite 805
                              Portland, OR  97204
Dennis Giusto                 (503) 226-1162
241 SW LillybenFax:           (503) 223-5442
Gresham, OR  97080

John Giusto
___________________________
___________________________

Kenneth Giusto
___________________________
___________________________

Michael Giusto
___________________________
___________________________

To WCI:With a copy to:

Waste Connections, Inc.             Robert D. Evans
Attn:  Ronald J. Mittelstaedt       SHARTSIS, FRIESE & GINSBURG
2260 Douglas Blvd, Suite 280        One Maritime Plaza
Roseville, CA  95661                San Francisco, CA  94111
Fax:  (916) 772-2920                Fax:  (415) 421-2922

DATED this _____ day of _______________, 1998.

WASTE CONNECTIONS, INC.

By:  _______________________________
Title:  _____________________________

STATE OF ________________, County of _______________: ss.

On __________________, 1998, personally appeared
____________________, the ___________________________ of Waste
Connections, Inc. and acknowledged the
foregoing to be _____ voluntary act and deed.
____________________________________
Notary Public for _______________
My Commission Expires:

ARROW SANITARY SERVICE, INC.
dba Oregon Paper Fiber

By:  _______________________________
Title:  _____________________________

STATE OF OREGON, County of Multnomah: ss.

On __________________, 1998, personally appeared
____________________, the ___________________________ of Arrow
Sanitary Service, Inc. and acknowledged the foregoing to be his voluntary act and deed.

____________________________________
Notary Public for Oregon
My Commission Expires:

SHAREHOLDERS


__________________________________
John Giusto

STATE OF OREGON, County of Multnomah: ss.

On __________________, 1998, personally appeared John Giusto, shareholder of Arrow Sanitary Service, Inc., and acknowledged the foregoing to be his voluntary act and deed.
____________________________________
Notary Public for Oregon
My Commission Expires:

__________________________________
Dennis Giusto

STATE OF OREGON, County of Multnomah: ss.

On __________________, 1998, personally appeared Dennis Giusto, shareholder of Arrow Sanitary Service, Inc., and acknowledged the foregoing to be his voluntary act and deed.
____________________________________
Notary Public for Oregon
My Commission Expires:

__________________________________
Steven Giusto

STATE OF OREGON, County of Multnomah: ss.

On __________________, 1998, personally appeared Steven Giusto, shareholder of Arrow Sanitary Service, Inc., and acknowledged the foregoing to be his voluntary act and deed.
____________________________________
Notary Public for Oregon
My Commission Expires:

__________________________________
Kenneth Giusto

STATE OF OREGON, County of Multnomah: ss.

On __________________, 1998, personally appeared Kenneth Giusto, shareholder of Arrow Sanitary Service, Inc., and acknowledged the foregoing to be his voluntary act and deed.
____________________________________
Notary Public for Oregon
My Commission Expires:

__________________________________
Michael Giusto

STATE OF OREGON, County of Multnomah: ss.

On __________________, 1998, personally appeared Michael Giusto, shareholder of Arrow Sanitary Service, Inc., and acknowledged the foregoing to be his voluntary act and deed.
____________________________________
Notary Public for Oregon
My Commission Expires:

                                                       Exhibit 10.2

STOCK PURCHASE AGREEMENT


Dated as of June 25, 1998, by and among


Waste Connections, Inc.
Curry Transfer and Recycling
Oregon Waste Technology
Petty H. Smart
A. Lewis Rucker

                    STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of June 25, 1998, is entered into by and among Waste Connections, Inc., a Delaware corporation ("WCI"), Curry Transfer and Recycling ("CT&R"), an Oregon corporation, and Oregon Waste Technology ("OWT"), an Oregon corporation, (the "Corporations"), and Petty H. Smart and A. Lewis Rucker (the "Shareholders").

     WHEREAS, the Corporations are engaged in the collection and transport of solid waste and recyclables in the Cities of Brookings, Gold Beach and Port Orford, Oregon, the unincorporated areas of Curry County, Oregon, and other related activities;

     WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Corporations (the "Corporations'
Stock");

     WHEREAS, WCI wishes to acquire from the Shareholders all of the Corporations' Stock;

     WHEREAS, WCI wishes to acquire from the Shareholders that certain real property related to the Corporations' business for three hundred and fifty thousand dollars ($350,000) pursuant to the Real Estate Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

     I.   PURCHASE OF CORPORATIONS' STOCK

     A.   Shares to be Purchased.  At the Closing (as defined in
Section 2), the Shareholders shall sell and deliver to WCI all of the issued and outstanding shares of the Corporations' Stock, being the number of shares of the Corporations set forth on Schedule 3.2 opposite each Shareholder's name. At the Closing, WCI shall purchase the Corporations' Stock and in exchange therefor shall deliver to the Shareholders at the Closing or thereafter as provided by this Agreement the purchase price described in Section
1.2 (the "Purchase Price"), plus any and all additions to the Purchase Price payable pursuant to Section 1.4 (the "Contingent Purchase Price").

     B. Purchase Price. The Purchase Price is six million six hundred and fifty thousand dollars ($6,650,000), (i) minus the Closing Date Debt (as defined in Section 3.22(a)), (ii) plus or minus, as the case may be, the amount by which the June 1 Current Assets (as defined in Section 3.22(b)) are greater or less than the June 1 Current Liabilities (as defined in Section 3.22(b)), and
(iii) minus the Unknown Debt Hold Back (as defined in Section 1.3), payable to the Shareholders at Closing in cash by wire transfer or check payable in clearinghouse funds in accordance with Schedule
1.2 hereto. The adjustment to the Purchase Price based on the Closing Date Debt, the June 1 Current Assets and the June 1 Current Liabilities shall be based on estimates of such amounts provided at the Closing and based on each Corporation's balance sheet as of May 31, 1998 (the "Balance Sheet Date"). Within 120 days after the Closing, WCI and the Shareholders shall determine the actual Closing Date Debt, the June 1 Current Assets, and June 1 Current Liabilities. If the difference between the actual amounts of such items and the estimated amounts provided at the Closing Date (as defined in Section 2) results in an increase in the amount that should have been paid at the Closing over the amount that was so paid, WCI shall promptly pay such amount to the Shareholders; if the result is a decrease in the amount that should have been paid at the Closing from the amount that was so paid, the Shareholders shall promptly pay such amount to WCI;

     C. Hold Back. WCI shall deduct and withhold from the Purchase Price four hundred nine thousand and sixty-five dollars and thirty-six cents ($409,065.36) in cash (the "Unknown Debt Hold Back"). The purpose of the Unknown Debt Hold Back is to provide a reserve of funds out of which to pay off the creditors (listed on Schedule 1.3) that could not be paid off at the Closing, because letters certifying the amount of the Closing Date Debt could not be obtained before the Closing. Once such pay off letters are obtained after the Closing, the Closing Date Debt will be paid off out of the Unknown Debt Hold Back and any Unknown Debt Hold Back that remains and is to be remitted to the Shareholders by WCI, shall be divided among the Shareholders in accordance with Schedule
1.3 hereto.

     D. Additional Contingent Purchase Price. The Purchase Price may be increased by the additional contingent payments described in this section. If, prior to the date that is eighteen months after the Closing Date, the Shareholders successfully assist WCI or any of its subsidiaries in acquiring directly or indirectly (through asset purchase, stock purchase, merger or otherwise) the waste collection operations of any other company providing such services in the state of Oregon or in the portion of the state of California that is north of San Francisco, WCI shall pay the Shareholders as additional Contingent Purchase Price cash in an amount equal to two percent (2%) of the "Projected Net Revenue" (after deduction of any franchise fee) with respect to such operations during the first year after they are acquired by WCI, which amount shall be paid on the Closing Date if such acquisition is consummated on or prior to the Closing Date or thirty (30) days after the date any such acquisition is consummated if consummated after the Closing Date. "Projected Net Revenue" means the gross revenues for the acquired company for the twelve (12) months preceding the closing date for such acquisition less all disposal costs, transfer fees, franchise fees, and taxes projected for the acquired company for the twelve
(12) months following the closing date of such acquisition as listed on WCI's pro forma financial statements for the acquired company. WCI shall have sole discretion in determining whether and on what terms it will consummate any such acquisition, and WCI shall not be liable to any of the Shareholders for any decision not to pursue any such acquisition or its failure to consummate any such acquisition, without regard to the reason therefor.

     E.   Allocation of the Purchase Price.  Ten thousand dollars
($10,000) of the Purchase Price shall be allocated to the covenant not to compete as described in Section 8.1(a) hereof, and the balance of the Purchase Price shall be allocated to the Corporations' Stock.

     F. Excluded Assets. The Assets of each Corporation listed on Schedule 1.6 (the "Excluded Assets") shall be distributed to the Shareholders prior to the Closing, and WCI shall acquire no interest in or claim to any of the Excluded Assets.

     II.  CLOSING TIME AND PLACE

     Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place on such date (the "Closing Date") after the Required Governmental Consents (as defined in Section 3.10(a)) have been obtained, as WCI and the Shareholders shall agree. The Closing shall take place via mail, facsimile or Federal Express.
At the Closing, WCI, the Corporations and the Shareholders shall deliver to each other the documents, instruments and other items described in Section 8 of this Agreement. Notwithstanding the date of the Closing, the effective date of the transactions contemplated hereby for tax and financial reporting purposes shall be June 1, 1998.

     III. REPRESENTATIONS AND WARRANTIES OF THE CORPORATIONS
          AND THE SHAREHOLDERS

     The Corporations and the Shareholders, jointly and severally, represent and warrant that each of the following representations and warranties is true as of the Closing Date.

     A. Organization, Standing and Qualification. Each Corporation is duly organized, validly existing and in active on the records of the Corporation Division of the Oregon Secretary of State's Office under the laws of the State of Oregon. Each Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. Neither Corporation is required to be qualified or licensed to conduct business as a foreign corporation in any other jurisdiction.

     B. Capitalization. Schedule 3.2 sets forth, as of the Closing Date, the authorized and outstanding capital of the Corporations, the names, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, the number of shares so owned, the allocation of the Purchase Price among the Shareholders as agreed to among themselves, and wire transfer instructions for each Shareholder relating to the bank account to which the Purchase Price and the Contingent Purchase Price, if any, should be sent. On the Closing Date, all of the issued and outstanding shares of the capital stock of the Corporations shall be owned of record and beneficially by the Shareholders, as set forth in Schedule 3.2, and shall be free and clear of all liens, security interests, encumbrances and claims of every kind except as set forth in Schedule 3.2. As of the Closing Date, each share of the capital stock of each Corporation is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of that Corporation. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of a Corporation) exists which obligates either Corporation to issue any of its authorized but unissued capital stock or other equity interest or which obligates the Shareholders to transfer any Corporations' Stock to any person.

     C. All Stock Being Acquired. Each Corporation's Stock being acquired by WCI hereunder constitutes all of the outstanding capital stock of that Corporation.

     D. Authority for Agreement. Each Corporation and the Shareholders have full right, power and authority to enter into this Agreement and to perform its, his or her obligations hereunder. The execution and delivery of this Agreement by each Corporation and the consummation of the transactions contemplated hereby by each Corporation has been duly authorized by that Corporation's Board of Directors. This Agreement has been duly and validly executed and delivered by each Corporation and the Shareholders and, subject to the due authorization, execution and delivery by WCI, constitutes the legal, valid and binding obligation of each Corporation and the Shareholders enforceable against each Corporation and the Shareholders in accordance with its terms.

     E. No Breach or Default. Except as disclosed on Schedule 3.5, the execution and delivery by the Corporations and the Shareholders of this Agreement, and the consummation by the Shareholders of the transactions contemplated hereby, will not:

          1. result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which a Corporation or any of the Shareholders is a party, or by which a Corporation or any of the Shareholders, or any of the Corporations' or the Shareholders' assets, is or may be bound or affected; or

          2. violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

          3. violate the Articles of Incorporation or Bylaws of either Corporation.

     F. Subsidiaries. Schedule 3.6 lists as of the Closing Date any and all subsidiaries of either Corporation and any securities of any other corporation or any securities or other interest in any other business entity owned by a Corporation or any of a Corporation's subsidiaries.

     G. Financial Statements. Each Corporation has delivered to WCI, as Schedule 3.7, copies of financial statements ("Financial Statements") for that Corporation's three most recent fiscal years and interim financial statements for the Corporations for the period ended May 31, 1998. The statements for 1995 and 1996 are audited by McCracken, Mason and Maas PC, the statements for 1997 are reviewed by McCracken, Mason and Maas PC. The Financial Statements are true and correct and fairly present (i) the financial position of such Corporation in accordance with generally accepted accounting principles, applied as of the respective dates of the balance sheets included in said statements, and (ii) the results of operations for the respective periods indicated. The Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. Except to the extent reflected or reserved against in a Corporation's balance sheet as of the Balance Sheet Date, or as disclosed on Schedule 3.7 or Schedule 3.8, the Corporations did not have as of the Balance Sheet Date, nor will the Corporations have as of the Closing Date, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due.

     H. Liabilities. Parts I, II, III and IV of Schedule 3.8, are accurate lists and descriptions of all liabilities of the Corporations required to be described below in the format set forth below.

          1. Part I of Schedule 3.8 lists, as of the Closing Date, other than with respect to trade payables and as of the end of the month prior to the Closing Date with respect to trade payables, all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description (excluding all real and personal property leasehold interests included in Part IV of Schedule 3.8), whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable. From the end of the month prior to the Closing Date through the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

          2. Part II of Schedule 3.8 lists, as of the Closing Date, all claims, suits and proceedings which are pending against either Corporation and, to the knowledge of the Corporations and the Shareholders, all contingent liabilities and all claims, suits and proceedings threatened or anticipated against a Corporation.
Part II of Schedule 3.8 includes a summary description of each such liability, including, without limitation, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a brief description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, and (E) the amount claimed and other relief sought, together with copies of all material documents, reports and other records relating thereto to the extent that they are in a Corporation's or a Shareholder's possession or control.

          3. Part III of Schedule 3.8 list, as of the Closing Date and to the extent not otherwise included in Part I of Schedule 3.8, all liens, claims and encumbrances secured by or otherwise affecting any asset of a Corporation (including any Corporate Property, as hereafter defined), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation se- cured, and the party holding such lien, claim or encumbrance.

          4. Part IV of Schedule 3.8 lists, as of the Closing Date and to the extent not otherwise included in Part I or Part III of Schedule 3.8, all real and personal property leasehold interests to which a Corporation is a party as lessor or lessee or, to the knowledge of a Corporation or a Shareholder, affecting or relating to any Corporate Property, and includes a description of the nature and principal terms of such leasehold interest, including, without limitation, the identity of the other party thereto, the term of such leasehold interest (including renewal options), the base rent and any additional rent owing thereunder (including any adjustments thereto), security deposits, rights of first offer or first refusal, purchase options, and restrictions on transfer.

          Except as described on the applicable part of Schedule 3.8, neither Corporation nor any of the Shareholders have made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on Schedule 3.8 except, in the case of liabilities and obligations listed on Parts I, III and IV of Schedule 3.8, periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities or made in the ordinary course of business. Between the Balance Sheet Date and the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

     I.   Conduct of Business.  Except as set forth on Schedule
3.21, since the Balance Sheet Date:

          1. The business of each Corporation has been conducted only in the ordinary course; and

          2. There has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of a Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse.

     J.   Permits and Licenses.

          1. Schedule 3.10(a) is a full and complete list, and includes copies, of all material permits, licenses, franchises, and service agreements pursuant to which each Corporation is authorized to collect and haul industrial, commercial and residential solid waste (the "Collection Franchises"), and of all other material permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of each Corporation (collectively the "Governmental Permits") owned by, issued to, held by or otherwise benefitting that Corporation or the Shareholders as of the Closing Date. The status of the Governmental Permits related to the disposal areas owned or used by each Corporation, including, without limitation, any conditions thereto and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a). Schedule 3.10(a) also sets forth the name of any governmental agency or other third party from whom the Shareholders, a Corporation or WCI must obtain consent (the "Required Governmental Consents") in order to effect a direct or indirect transfer of the Collection Franchises or other Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. All such consents have been obtained. Except as set forth on Schedule 3.10(a), all of the Collection Franchises and other Governmental Permits enumerated and listed on Schedule 3.10(a) are adequate for the operation of the business of each Corporation and of each Corporate Property as presently operated and are valid and in full force and effect. All of said Collection Franchises and other Governmental Permits and agreements have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of either Corporation or the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporations nor any of the Shareholders has any knowledge of any reason why all such Governmental Permits and agreements will not remain in effect for the period or term stated therein, subject to WCI's full compliance therewith, after consummation of the transactions contemplated hereby.

          2. Schedule 3.10(b) includes: (i) all records, notifications, reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "Records, Notifications and Reports") that (A) are material to the operation of the business of each Corporation, or (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies during the past 24 months by either Corporation or the Shareholders or their agents with respect to the business of a Corporation, and (ii) all material notifications from such governmental agencies to a Corporation, the Shareholders or their agents in response to or relating to any of such Records, Notifications and Reports.

          3. Schedule 3.10(c) lists, as of the Closing Date, each facility owned, leased, operated or otherwise used by a Corporation, the ownership, lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by WCI pursuant to this Agreement (each, a "Facility" and collectively, the "Facilities"). Except as otherwise disclosed on Schedule 3.10(c):

               a. Each Facility owned by a Corporation or owned by any of the Shareholders or an Affiliate (as hereinafter defined) of any of the Shareholders and leased to a Corporation is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and, none of such Facilities or the current use thereof constitutes a non-conforming use or is otherwise subject to any restrictions regarding the operation, renovation or reconstruction thereof. To the knowledge of the Corporations and the Shareholders, no Facility that is leased by the Corporation from a non-Affiliate or the current use thereof constitutes a material non-conforming use or is otherwise subject to any material restrictions regarding the operation, renovation or reconstruction thereof.

               b. All activities and operations at each Facility are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

               c. Each Facility is located on real property owned or leased by a Corporation (each a "Facility Property") and each Facility Property owned by a Corporation is legally described on the preliminary title reports, surveys or site plans attached to
Schedule 3.10(c) (the "Facility Surveys/Site Plans"), which accurately depict the respective Facility Property.

               d. There are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility owned by a Corporation or owned by any of the Shareholders or an Affiliate (as hereinafter defined) of any of the Shareholders and leased to a Corporation, and to the knowledge of each Corporation and the Shareholders there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility leased by a Corporation from a third party who is not an Affiliate (as hereinafter defined) of the Shareholder.

     K. Certain Receivables. Schedule 3.11 is an accurate list as of the Closing Date of the accounts and notes receivable of each Corporation from and advances to employees, former employees, officers, directors, the Shareholders and Affiliates of the foregoing which have not been repaid. For purposes of this Agreement, the term "Affiliate" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls or has an ownership interest in, or is controlled or owned in whole or in part by, or is under common control or ownership in whole or in part with such person, and in the case of a Corporation includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

     L.   Fixed Assets and Real Property.

          1. Schedule 3.12(a) lists, as of the Closing Date, substantially all the fixed assets (other than real estate) of each Corporation, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory. Except as described on Schedule 3.12(a), all of the Corporations' containers, vehicles, machinery and equipment necessary for the operation of the Corporations' businesses are in operable condition, and all of the motor vehicles and other rolling stock of each Corporation are in material compliance with all applicable laws, rules and regulations. All such containers, vehicles, machinery and equipment are substantially free of known defects that would cause them to fail. All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither Corporation nor, to the knowledge of a Corporation or the Shareholders, any other party to such leases is in breach of any of the material provisions thereof.

          2. Each parcel of real property leased, owned or being purchased by a Corporation as of the Closing Date (the "Corporate Property"), including the street address and, in the case of Corporate Property owned or being purchased, the legal description thereof, is listed on Schedule 3.12(b) - Part I, and attached to said Schedule 3.12(b) - Part I are copies of all leases, deeds, outstanding mortgages, other encumbrances and any existing title insurance policies or lawyer's title opinions relating to each Corporate Property, as well as a current commitment for title insurance issued by a title insurance company satisfactory to WCI with respect to each Corporate Property owned or being purchased by a Corporation, together with copies of all of the title exceptions referred to in each such commitment. All leases listed on Schedule 3.12(b) - Part I are in full force and effect and binding on the parties thereto; neither a Corporation nor any other party to any such lease is in breach of any of the material provisions thereof; the landlord's interest in any such lease has not been assigned to any third party nor has any such interest been mortgaged, pledged or hypothecated; and neither Corporation has assigned any such lease or sublet all or any part of the Corporate Property which is the subject of any such lease. Except as described on Schedule 3.12(b) - Part II, there are no material physical or mechanical defects in any Facility located on any Corporate Property and each such Facility is in good condition and repair.

          3. Each Corporation has good, valid and marketable title to all properties and assets, real, personal, and mixed, tangible and intangible, actually used or necessary for the conduct of its business, free of any encumbrance or charge of any kind except: (i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially reduce the value or impair the use of the property subject thereto, do not materially impair the value of the Corporations, and have arisen only in the ordinary course of business and consistent with past practice; and (iii) the liens identified on Part III of Schedule 3.8 (collectively, the "Permitted Liens"). Except as described on Schedule 3.12(b) - Part I, there are no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Corporate Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

     M.   Acquisition/Disposal of Assets.  Except as indicated on
Schedule 3.13, since the Balance Sheet Date, neither Corporation has acquired or sold or otherwise disposed of any properties or assets which, singly or in the aggregate, have a value in excess of $10,000, or which are material to the operation of either Corporation's business as presently conducted, without the prior written consent of WCI.

     N.   Contracts and Agreements; Adverse Restrictions.

          1. Schedule 3.14(a) lists, as of the Closing Date, and includes copies of, all material contracts and agreements (other than leases and documents included with Schedule 3.12(b)) to which either Corporation is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements). Except as disclosed on Schedule 3.14(a), all such contracts and agreements included in Schedule 3.14(a) are in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.14(a), neither Corporation nor, to either Corporation's or the Shareholder's knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified either Corporation or any of the Shareholders of a default thereunder, or exercised any options thereunder.

          2. Except as set forth on Schedule 3.14(b), there is no outstanding judgment, order, writ, injunction or decree against a Corporation, the result of which could materially adversely affect that Corporation or its business or any of the Corporate Properties, nor has either Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

     O. Insurance. Schedule 3.15 is a complete list and includes copies, as of the Closing Date, of all insurance policies in effect on the Closing Date or, with respect to "occurrence" policies that were in effect, carried by a Corporation in respect of the Corporate Properties or any other property used by a Corporation specifying, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor. Each Corporation currently carries insurance in the type and amount ordinarily carried by owners or corporations in similar circumstances, in respect to that Corporation's properties, assets and business. During the last five years, there has been no lapse in any material insurance coverage of either Corporation. For each insurer providing coverage for any of the contingent or other liabilities listed on
Schedule 3.8, except to the extent otherwise set forth in Part II of Schedule 3.8, each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by a Corporation and the insurer has assumed defense of each suit or legal proceeding. All such proceedings are fully covered by insurance, subject to normal deductibles.

     P. Personnel. Schedule 3.16 is a complete list, as of the Closing Date, of all officers, directors and employees (by type or classification) of each Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees.
Schedule 3.16 also lists the driver's license number for each driver of the Corporations' motor vehicles.

     Q.   Benefit Plans and Union Contracts.

          1. Schedule 3.17(a) is a complete list as of the Closing Date, and includes complete copies (or, in the case of oral arrangements, descriptions), of all employee benefit plans and agreements (written or oral) currently maintained or contributed to by a Corporation, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Closing Date. Except for the employee benefit plans described on Schedule 3.17(a), neither Corporation has any other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.17(a), all employee benefit plans listed on
Schedule 3.17(a) are and shall be fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of
Schedule 3.17(a). Except as disclosed on Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.17(a). All employee benefit plans listed on such Schedule have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. Neither Corporation has incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, and neither Corporation, nor a party-in-interest or disqualified person, has engaged in any transaction or other activity which would give rise to such liability. Neither Corporation has participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would a Corporation or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Closing Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

          2. There are now no union contracts or agreements between a Corporation and any collective bargaining group, nor have there ever been any such contracts in effect. Each Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to a Corporation's or a Shareholder's knowledge, threatened, against a Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against a Corporation; no union organizational activity exists respecting employees of a Corporation, and Schedule 3.17(b) will contain as of the date it is delivered a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of a Corporation. Neither Corporation has experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

          3. No payment made to any employee, officer, director or independent contractor of a Corporation (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by a Corporation because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will a Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

     R.   Taxes.

          1. Each Corporation has timely filed or will timely file all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the Closing Date. All such returns are accurate and complete. Except as set forth on Schedule 3.18, there are no open years (other than those within the statute of limitations), examinations in progress, extensions of any statute of limitations or claims against a Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Closing Date and no notice of any claim for taxes has been received. Copies of (i) any tax examinations,
(ii) extensions of statutory limitations and (iii) the federal income, and state franchise, income and sales tax returns of each Corporation for its last three fiscal years are attached as part of
Schedule 3.18. Copies of all other federal, state, local and other tax and information returns for all prior years of each Corporation's existence have been made available to WCI and are among the records of that Corporation which will accrue to WCI at the Closing. Neither Corporation has been contacted by any federal, state or local taxing authority regarding a prospective examination.

          2. Except as set forth on Schedule 3.18 (which schedule also includes the amount due with respect to each Corporation) Corporation has duly paid all taxes and other related charges required to be paid prior to the date of this Agreement. The reserves for taxes contained in the Financial Statements of each Corporation are adequate to cover its tax liability as of the Closing Date.

          3. Each Corporations has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by each Corporation for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

     S. Copies Complete; Required Consents. Except as disclosed on Schedule 3.19, the certified copies of the Articles of Incorporation and Bylaws of each Corporation, as amended to the Closing Date, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to WCI in connection with the transactions contemplated hereby are complete and accurate as of the Closing Date and are true and correct copies of the originals thereof. Except as specifically disclosed on Schedule 3.19, the rights and benefits of the Corporations will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except the Required Governmental Consents, such consents and approvals as are or shall be listed on Schedule 3.19; all of which have been given or obtained.

     T.   Customers, Billings, Current Receipts and Receivables.
Schedule 3.20 is a current, accurate and complete list of, and includes:

          1. the customers that each Corporation serves on an ongoing basis, including name, location and current billing rate, as of the Closing Date;

          2. an accurate and complete aging of all accounts and notes receivable from customers as of the last day of the month preceding the month in which such Schedule is delivered, showing amounts due in 30-day aging categories. Except to the extent of the allowance for bad debts reflected on the Financial Statements or otherwise disclosed on Schedules 3.11 and 3.20, each Corporation's accounts and notes receivable are and, on the date such Schedules are delivered shall be, collectible in the amounts shown on Schedules 3.11 and 3.20; and

          3. the average monthly revenues of each Corporation derived from billings to its customers for each of the twelve months preceding the Closing Date. Except as set forth on Schedule 3.20, neither Corporation nor any Shareholder has any knowledge of any reason why a Corporation's average monthly revenues derived from billings to its customers after the Closing Date should not continue at approximately the same rate as before the Closing Date.

     U. No Change With Respect to the Corporations. Except as set forth on Schedule 3.21, since the Balance Sheet Date, the business of each Corporation has been conducted only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of either Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse. Specifically, and without limiting the generality of the foregoing, except as set forth on Schedule 3.21, with respect to each Corporation, since the Balance Sheet Date, there has not been:

          1. any material change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations or business of the Corporation, taken as a whole;

          2. any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

          3. any change in or agreement to change (i) its shareholders, (ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;

          4. any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

          5. any material increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

          6. any labor dispute or any other event or condition of any character with respect to the Corporation's employees, materially adversely affecting its business or future prospects;

          7. any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including, without limitation, the Shareholders and their Affiliates, other than in the ordinary course of business;

          8. any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of any of the Shareholders or any Affiliate thereof;

          9. any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          10. any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its business;

          11.  any waiver of any of its material rights or claims;

          12. any new or any amendment or termination of any existing material contract, agreement, license, permit or other right to which it is a party; or

          13. any other material transaction outside the ordinary course of its business.

     V.   Closing Date Debt; June 1 Current Assets and June 1
Current Liabilities.

          1. At the Closing, the Shareholders shall prepare and deliver to WCI Schedule 3.22(a), which shall be a statement of (i) the amount of the aggregate debt (excluding trade payables) of the Corporations outstanding on the Closing Date required to be repaid by WCI at or immediately after the Closing Date and all prepayment penalties incurred or to be incurred by WCI or the Corporations in connection with the repayment of any such debt, (ii) the amount of the aggregate debt (excluding trade payables) of the Corporations outstanding on the Closing Date which will remain outstanding obligations of either Corporation after the Closing Date, and all prepayment penalties applicable to such debt if repaid prior to maturity, including in each case all interest accrued through and including the Closing Date, (iii) the aggregate amount of the present value, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to the Corporations by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations of the Corporations that are not capitalized lease obligations and (iv) the aggregate amount of the present value of all capitalized lease obligations (determined in accordance with generally accepted accounting principles) of the Corporations (the "Closing Date Debt"). Schedule 3.22(a) shall include wire transfer instructions for creditors whose Closing Date Debt WCI has designated for payment, and attached to Schedule 3.22(a) shall be pay-off letters or instructions from such creditors in the form provided by WCI's bank.

          2. At the Closing, the Shareholders shall prepare and deliver to WCI Schedule 3.22(b), which shall be an estimate as of the Closing Date of the amount of the aggregate current liabilities (including any reserve for unpaid taxes and excluding the current portion of long-term debt to the extent such current portion is included in Closing Date Debt) and trade payables of the Corporations as of June 1, 1998 (the "June 1 Current Liabilities") and the amount of the aggregate cash and other current assets of the Corporations as of June 1, 1998, including prepaid expenses the benefit of which survives June 1, 1998 and the accounts receivable of the Corporations earned prior to the June 1, 1998, and collectible (less an allowance for doubtful accounts) on or after June 1, 1998 (the "June 1 Current Assets").

     W.   Bank Accounts.

          1. Schedule 3.23(a) is a complete and accurate list, as of the Closing Date, of:

               a. the name of each bank in which a Corporation has accounts or safe deposit boxes;

               b. the name(s) in which the accounts or boxes are held;

               c.   the type of account; and

               d. the name of each person authorized to draw thereon or have access thereto.

          2. Schedule 3.23(b) is a complete and accurate list, as of the Closing Date, of:

               a. each credit card or other charge account issued to a Corporation; and

               b. the name of each person to whom such credit cards or other charge accounts have been issued.

     X. Compliance With Laws. Except as disclosed on Schedule 3.24, each Corporation has complied with, and each Corporation is presently in compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively "Laws"), including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"). Except as disclosed on
Schedule 3.24, there has been no assertion by any party that a Corporation is in violation of any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on
Schedule 3.24:

          1. Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource
Conservation Recovery Act, 42 USC section 6901 et seq. ("RCRA"), neither Corporation has accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material
(as defined in Section 3.24(e) below) nor has either Corporation accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

          2. During each Corporation's ownership or leasing of the Corporate Property owned or leased by it and, to the knowledge of the Corporations and the Shareholders, prior to each Corporation's ownership or leasing of such Corporate Property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any Corporate Property.

          3. During each Corporation's ownership or leasing of the Corporate Property owned or leased by it and, to the knowledge of the Corporations and the Shareholders, prior to each Corporation's ownership or leasing of such Corporate Property, no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any real property now or previously owned or leased by a Corporation. There are no pending and, to the Corporations' and Shareholders' knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Corporate Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

          4. Except as allowed under Environmental Laws, neither Corporation has knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material, to any site, location or facility.

          5. As used in this Agreement, "Hazardous Material" means the substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable Oregon statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance required to be disposed of in a manner expressly prescribed by Environmental Laws.

     Y. Powers of Attorney. Neither Corporation has granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit either Corporation in any manner.

     Z.   Underground Storage Tanks.  Except as set forth on
Schedule 3.26, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 3.26, no Corporation has owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank ("UST") identified on Schedule 3.26, each Corporation has provided to WCI, on Schedule 3.26:

          1. the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether that Corporation currently owns or leases the property on which the UST is located (and if that Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

          2. the date of installation and specific use or uses of the UST;

          3. copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST;

          4. a copy of each notice to or from a governmental body or agency relating to the UST;

          5. other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

          6. to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the Corporations', or the Shareholders' knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

     Except to the extent set forth on Schedule 3.26, each Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on Schedule 3.26.

     AA. Patents, Trademarks, Trade Names, etc. Schedule 3.27 lists all patents, tradenames, fictitious business names, trademarks, service marks, and copyrights owned by each Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by either Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. Neither Corporation nor any of the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

     AB. Assets, etc., Necessary to Business. Each Corporation owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and, except as disclosed on Schedules 3.5, 3.10(a), 3.10(c), 3.14(a) and 3.19, is a party to all Collection Franchises and Governmental Permits and other agreements necessary to permit it to carry on its business as presently conducted. All of said Collection Franchises and Governmental Permits and agreements have been duly obtained and, except as disclosed on Schedules 3.5, 3.8-Part II, 3.10(a), 3.10(c) 3.14(a) and 3.19, are in full force and effect and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither of the Corporations nor any of the Shareholders has any knowledge of any reason why all such Collection Franchises and Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.

     AC. Condemnation. No Corporate Property owned or leased by a Corporation is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporations and the Shareholders, no such proceedings are threatened.

     AD. Suppliers and Customers. The relations between each Corporation and its customers are good. Neither the Corporations nor any of the Shareholders has knowledge of any fact (other than general economic and industry conditions) which indicates that any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to the Corporations intends to cease providing such items to the Corporations, nor does the Corporations or any of the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of a Corporation intends to terminate, limit or reduce its business relations with that Corporation.

     AE. Absence of Certain Business Practices. Neither Corporation nor any of the Shareholders has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of a Corporation in connection with any actual or proposed transaction which (a) might subject a Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of a Corporation, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of a Corporation or which might subject a Corporation to suit or penalty in any private or governmental litigation or proceeding.

     AF. Related Party Transactions. None of the Shareholders or their respective Affiliates has entered into any transaction with or is a party to any agreement, lease or other instrument, or as of the date of this Agreement is indebted to or is owed money by, a Corporation not disclosed on the Financial Statements delivered to WCI prior to the date of this Agreement. Except as disclosed in the Financial Statements, none of the Shareholders or their Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of a Corporation.

     AG. Disclosure Schedules. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

     AH. No Misleading Statements. The representations and warranties of the Corporations and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to WCI and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

     AI. Accurate and Complete Records. The corporate minute books, stock ledgers, books, ledgers, financial records and other records of each Corporation:

          1. have been made available to WCI and its agents at the Corporation's offices or at the offices of WCI's attorneys or the Corporation's attorneys;

          2. have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

          3. are accurate and complete, reflect all material corporate transactions required to be authorized by the Board of Directors and/or shareholders of that Corporation and do not contain or reflect any material discrepancies.

     AJ. Knowledge. Wherever reference is made in this Agreement to the "knowledge" of the Shareholders, such term means the actual knowledge of the Shareholders or any knowledge which should have been obtained by the Shareholders upon reasonable inquiry by a reasonable business person. In the case of a Shareholder that is a trust, the term "knowledge" means the actual knowledge of the trustee or trustees of the trust or any knowledge which should have been obtained by the trustee or trustees upon reasonable inquiry by a reasonable business person. Wherever reference is made in this Agreement to the "knowledge" of the Corporations, such term means the actual knowledge of any management employee, officer or director of the Corporations or any knowledge which should have been obtained by any such person upon reasonable inquiry by a reasonable business person.

     AK. Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for a Corporation or a Shareholder in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of a Corporation or a Shareholder.

     AL. The Franchise Agreement. Each Shareholder represents and warrants that he has not had any discussions to the best of his knowledge with any representative of Curry County, Oregon regarding that certain Franchise Agreement (the "Franchise Agreement") between Curry County and CT&R represented by Ordinance No. 96-6 that are different than what is contained in the Franchise Agreement.

     IV.  REPRESENTATIONS AND WARRANTIES OF WCI

     WCI represents and warrants to the Shareholders that each of the following representations and warranties is true as of the Closing Date:

     A. Existence and Good Standing. WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WCI has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. WCI is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition.

     B. No Contractual Restrictions. No provisions exist in any article, document or instrument to which WCI is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement.

     C. Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by WCI and, subject to the due authorization, execution and delivery by the Corporations and the Shareholders, constitutes a legal, valid and binding obligation of WCI. WCI has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise:
(a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to WCI; (b) conflict with any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of WCI; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which WCI is a party or by which it is bound.

     D. No Misleading Statements. The representations and warranties of WCI contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholders pursuant hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

     E. Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for WCI in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCI.

     F. Disclosure Schedules. Any matter disclosed by WCI on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

     V.   CLOSING DELIVERIES

     At the Closing, the respective parties the deliveries indicated:

     A.   WCI Deliveries.

          1.   WCI shall deliver the cash portion of the Purchase
Price required to be delivered on the Closing Date pursuant to
Section 1.2.

          2. WCI shall deliver to the Shareholders any payments due pursuant to Sections 1.4.

          3.   WCI shall execute and deliver an Employment
Agreement with Petty H. Smart substantially in the form of the draft included in Exhibit 5.1(c).

          4.   WCI shall execute and deliver an Employment
Agreement with Carla Smart substantially in the form of the draft included in Exhibit 5.1(d).

          5. WCI or one of its Affiliates, shall execute and deliver a Real Estate Purchase Agreement and all documents required thereby for WCI's purchase of the Shareholders' real property related to the Corporations (the "Real Estate Agreement").

          6.   WCI shall execute and deliver an Employment
Agreement with A. Lewis Rucker substantially in the form of the draft included in Exhibit 5.1(f).

          7. WCI shall execute and deliver a Consulting Agreement with James Hilborn, Esq. substantially in the form of the draft included in Exhibit 5.1(g).

          8. WCI shall execute and deliver a Consulting Agreement with Richard Demartini substantially in the form of the draft included in Exhibit 5.1(h).

          9. WCI shall execute and deliver to Richard Demartini an Installment Note substantially in the form of the draft included in Exhibit 5.1(i).

     B.   Shareholders Deliveries.

          1. The Shareholders shall deliver to WCI the certificates representing the outstanding Corporations' Stock free and clear of all liens, security interests, claims and encumbrances, accompanied by a stock power duly executed in blank.

          2. The Shareholders shall deliver to WCI Uniform Commercial Code financing statement searches from the State of Oregon, dated within thirty (30) days prior to the Closing Date, with an unofficial update on the Closing Date obtained from Information America or another reporting service, showing that there are no security interests, judgments, taxes, other liens or encumbrances outstanding against the Corporations or their assets, other than as disclosed on Part III of Schedule 3.8.

          3. The Shareholders shall deliver to WCI an opinion of counsel for the Shareholders, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.2(c).

          4. The Shareholders shall deliver evidence reasonably satisfactory to WCI that all required third-party consents to the transactions contemplated hereby, including without limitation all Required Governmental Consents and all required consents of the landlords under all real estate leases to which a Corporation is a party, were obtained and the Shareholders shall deliver an estoppel certificate from the landlords under all real estate leases to which a Corporation is a party confirming the terms thereof and the rental amount owing thereunder, certifying that such lease is in full force and effect, that the Corporation is not in default under any of the terms or conditions thereof, that there have been no amendments or modifications to any such lease (or specifying the same), and otherwise containing such statements and certifications as WCI may require.

          5. Each Corporation shall deliver to WCI evidence satisfactory to WCI showing that all written employment contracts and all oral employment contracts other than those that are terminable "at will" without payment of severance (other than normal severance benefits approved by WCI) or other benefits with non-union employees of that Corporation (including, without limitation, stock options or other rights to obtain equity in that Corporation) have been terminated, effective on or before the Closing Date.

          6. The Shareholders shall cause each officer and director of each Corporation to deliver a resignation as an officer and/or director of that Corporation together with a general release releasing that Corporation from all obligations under any indemnification agreements, the charter documents of that Corporation, or otherwise, arising out of or relating to this Agreement or the consummation of the transactions contemplated thereby, other than obligations arising after the Closing Date under this Agreement.

          7. The Shareholders shall execute and deliver the Real Estate Agreement and all documents required thereby for WCI's purchase of the Shareholders' real property related to the Corporations' business.

     VI.  ADDITIONAL COVENANTS OF WCI, THE CORPORATIONS AND THE
          SHAREHOLDERS

     A. Release of Guaranties. WCI shall use reasonable efforts to obtain the termination and release promptly after the Closing Date of the personal guaranties of the Shareholders listed on
Schedule 6.1, all of which relate to indebtedness of a Corporation included in the Financial Statements as of the Balance Sheet Date or WCI shall indemnify the Shareholders and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by a Corporation as of the Closing Date which is personally guaranteed by the Shareholders pursuant to such guaranties. The Shareholders may notify the obligees under such guaranties that they have terminated their obligations under such guaranties. The Shareholders shall cooperate with WCI in obtaining such releases.

     B. Release of Security Interests. On or after the Closing Date, the Shareholders and their respective Affiliates shall cause those security interests in the assets of a Corporation that have been created in favor of financial institutions or other lenders to secure indebtedness (other than indebtedness of that Corporation) of the Shareholders or their respective Affiliates to be released in a manner reasonably satisfactory to WCI, and shall cause all guaranties by a Corporation relating to the indebtedness of the Shareholders to be released to the reasonable satisfaction of WCI.

     C. Confidentiality. Neither Corporation nor any of the Shareholders shall disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of WCI, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify WCI at least 24 hours before such disclosure or announcement is expected to be made. WCI shall not disclose or make any public announcement of the transactions contemplated by this Agreement without the prior written consent of the Shareholders, unless in connection with the initial public offering of WCI Common Stock or otherwise required to make such disclosure or announcement by law, in which event WCI shall notify the Shareholders at least 24 hours before such disclosure or announcement is expected to be made.

     D. Brokers and Finders Fees. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

     E. Taxes. WCI shall reasonably cooperate, at the expense of the Shareholders, with the Shareholders with respect to any matters involving the Shareholders arising out of the Shareholders' ownership of the Corporations prior to the Closing, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, WCI shall make available to the Shareholders such files, documents, books and records of the Corporations for inspection and copying as may be reasonably requested by the Shareholders and shall cooperate with the Shareholders with respect to retaining information and documents which relate to such matters.

     F. Short Year Tax Returns. After the Closing Date, the Shareholders shall prepare at their sole cost and expense, all short year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of each Corporation's fiscal year in which the Closing occurs and ending with the Closing Date. Each such return shall be prepared in a financially responsible and conservative manner and shall be delivered to WCI together with all necessary supporting schedules within 120 days following the Closing Date for its approval (but such approval shall not relieve the Shareholders of their responsibility for the taxes assessed under these returns). The Shareholders shall be responsible for the payment of all taxes shown to be due or that may come to be due on such returns or otherwise relating to the period prior to the Closing Date in excess of the amount of any reserve for taxes included in Effective Date Current Liabilities. The Shareholders shall also be responsible for all taxes arising from the conversion of a Corporation from a cash to accrual basis of reporting whether or not due on such returns or on the first return filed by that Corporation for the period commencing after the Closing Date. At the time of the delivery of the returns, shall contemporaneously deliver to WCI checks payable to the respective taxing authorities in amounts equal to the amount due. WCI shall sign tax returns and cause such returns to be timely filed with the appropriate authorities. The Shareholders shall be entitled to receive all refunds shown on said returns and any such refunds received by the Corporations or WCI shall be remitted to the Shareholders.

     G. General Release by Shareholders. Each of the Shareholders hereby fully releases and discharges each Corporation and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which any of such Shareholders now has or may hereafter have against that Corporation and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except (a) as may be described in written contracts disclosed in Schedule 6.7 and expressly described and specifically excepted from this release in Schedule 6.7, (b) compensation as an employee of that Corporation for current periods expressly described and excepted from such release on Schedule 6.7, and (c) for the obligations of that Corporation arising after the Closing Date under this Agreement. Specifically, but not by way of limitation, each of the Shareholders waives any right of indemnification, contribution or other recourse against each Corporation which he now has or may hereafter have against that Corporation with respect to representations, warranties or covenants made in this Agreement by that Corporation.

          Each of the Shareholders hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states as follows:

          A general release does not extend to claims to which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the Shareholders understands and acknowledges the significance and consequence of this waiver of Section 1542 and nevertheless elects to, and does, release those claims described in this Section 6.7, known or unknown, that it may have now or in the future arising out of or relating to any event arising on or prior to the date of this Agreement.

     VII. INDEMNIFICATION

     A. Indemnity by the Shareholders. The Shareholders, jointly and severally, subject to the limitations set forth in Section 7.2, covenant and agree that they will indemnify and hold harmless WCI, the Corporations and their respective directors, officers and agents and their respective successors and assigns (collectively the "WCI Indemnitees"), from and after the date of this Agreement and until the second anniversary of the Closing Date with regard to Claims based on Sections 3.10(b), 3.24, 3.26 and 7.1(b) ("Environmental Claims"), the termination of the applicable statute of limitations for all Claims based on Sections 3.1 through and including Section 3.6 and Section 3.18 ("Corporate Claims") and the second anniversary of the Closing Date for all other Claims ("Other Claims"), against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any "Environmental Site Losses" (as such term is hereinafter defined) identified by a WCI Indemnitee in a Claims Notice (as defined in Section 7.3(a)), or asserted by a WCI Indemnitee in litigation commenced against the Shareholders provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the expiration of the applicable period set forth above (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "7.1 Indemnity Events"):

          1.   Any misrepresentation, breach of warranty, or
nonfulfillment of any      agreement or covenant on the part of the
Shareholders or the Corporations pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCI pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, WCI relied on the truth of such representation or
warranty or had any knowledge of any breach thereof.       2.   The
design, development, construction or operation of any Facility or any other "Environmental Site" as hereinafter defined, or the installation or operation of a UST during any period on or prior to the Closing Date, in excess of the amount of liability with respect thereto, if any, set forth on Part II of Schedule 3.8. As used in this Agreement, "Environmental Site" shall mean any Facility, any UST and any other waste storage, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by a Corporation or by any predecessor thereof on or prior to the Closing Date. As used in this Agreement, "Environmental Site Losses" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Facility, any UST or any other Environmental Site, including, but not limited to (x) any actual or alleged violation of any law or regulation respecting the protection of the environment, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (y) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "Release" (as defined below) of pollutants (including odors) or Hazardous Substances from any Facility, any UST or any other Environmental Site resulting from activities thereat, whether such Release is into the air, water (including groundwater) or land and whether such Release arose before, during or after the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment. Notwithstanding anything in this paragraph to the contrary, it is specifically understood and agreed that a Release composed solely of Hazardous Substances contained in household waste lawfully disposed of in a landfill during the time a Corporation owned and/or operated such landfill does not constitute an Environmental Site Loss.

          3.   All matters on Schedule 3.8, Part II.

          4. All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

     B.   Limitations on Shareholders' Indemnities.

          1. The obligations of the Shareholders to indemnify the WCI Indemnitees as provided in Section 7.1 shall be limited as follows:

               a. the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all Environmental Claims exceed one hundred thousand dollars ($100,000) with a limit on liability of five hundred thousand dollars ($500,000);

               b. the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses and expenditures with respect to any or all claims based on Corporate Claims exceed zero dollars with no limit on liability; and

               c. the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses and expenditures with respect to Other Claims exceed zero dollars with a limit on liability of three hundred and fifty thousand dollars ($350,000).

     C.   Notice of Indemnity Claim.

          1. In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any WCI Indemnitee as to which such Indemnitee may be entitled to indemnification hereunder, the WCI Indemnitee shall notify the Shareholders (as applicable collectively, the "Indemnifying Party") in writing thereof (the "Claims Notice") within 60 days after (i) receipt of written notice of commencement of any third party litigation against such WCI Indemnitee, (ii) receipt by such WCI Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such WCI Indemnitee, or (iii) such WCI Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the WCI Indemnitee.

      2. The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the WCI Indemnitee with respect to such action. The WCI Indemnitee may participate, at the WCI Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the WCI Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

          3. If, within thirty (30) days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.3(b) and elected to defend the Claim, the WCI Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within thirty
(30) days after demand therefor, reimburse the WCI Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

          4. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

          5. In the event both the WCI Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel the WCI Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the WCI Indemnitee and the Indemnifying Party in the same action or proceeding and the WCI Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

     D. Liability for Breaches of Representations and Warranties. The liability of a party making the representations and warranties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "Representations and Warranties") for a breach thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

     E. No Exhaustion of Remedies or Subrogation; Right of Set Off. The Shareholders waive any right to require any WCI Indemnitee to (i) proceed against the Corporations; (ii) proceed against any other person; or (iii) pursue any other remedy whatsoever in the power of any WCI Indemnitee. WCI may, but shall not be obligated to, set off against any and all payments due any Shareholder any amount to which any WCI Indemnitee is entitled to be indemnified hereunder with respect to any 7.1 Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Shareholders or their successors. Notwithstanding any other provision of this Agreement, any amount to which any party is entitled to be indemnified under this Agreement shall be reduced by the amount of insurance proceeds received by that party with respect to the same claim or circumstance, and each party claiming a right to indemnification under this Agreement shall use reasonable efforts in good faith to recover any insurance proceeds to which it may be entitled. Neither party shall be obligated to pursue recovery from an insurance provider prior to pursuing recovery from other sources.

     VIII. OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND
           WCI

     A. Restrictive Covenants. As to the Corporations, the Shareholders and their Affiliates acknowledge that (i) WCI, as the purchaser of the Corporations' Stock, is and will be engaged in the same business as the Corporations (the "Business"); (ii) the Shareholders and their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the States of Oregon and WCI intends to continue the Business in Oregon and intends, by acquisition or otherwise, to expand the Business into other geographic areas of Oregon and Washington where it is not presently conducted; (iv) the Shareholders and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholders and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 8 will not impair such ability. The Shareholders covenant and agree as set forth in (a), (b) and (c) below with respect to each
Corporation:

          1. Non-Compete. For a period commencing on the Closing Date and terminating five years thereafter (the "Restricted Period"), neither the Shareholders nor any of their Affiliates shall, anywhere within a 150-mile radius of Brookings, Oregon, where WCI or one of its subsidiaries owns or operates a business similar to the Business (the "Restricted Area"), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity, (i) engage in the operation of a solid waste collection, transporting, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; (iii) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business engaged in the same business as a Corporation; or (iv) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of the Shareholders is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business. Despite the foregoing, the "Restricted Period" as it applies to A. Lewis Rucker shall be the longer of the period from the Closing Date until the third anniversary thereof or the term of his employment with the Corporation, and the "Restricted Area" as it applies to A. Lewis Rucker shall be any geographical area in which CT&R or OWT conducts the Business.

          2. Confidential Information. During the Restricted Period and thereafter, the Shareholders and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("Confidential Information"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholders or (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business. Notwithstanding the foregoing, Shareholders may disclose and discuss confidential information with their legal and tax advisors, and as is required in connection with any legal proceedings, and the Shareholders shall give WCI prior written notice of such disclosure at least forty-eight (48) hours before such disclosure is made, if possible.
      3. Property of the Business. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholders or a Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporations) maintained by any attorneys for a Corporation or the Shareholders prior to the Closing, are and shall be the property of WCI and have been delivered or will be delivered or made available to WCI at the Closing.

          4. Non-Solicitation. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, the Shareholders and their Affiliates shall not solicit any employees of a Corporation to leave the employ of that Corporation and join the Shareholders or any Affiliate in any business endeavor owned or pursued by the Shareholders.

          5. No Disparagement. From and after the Closing Date, none of the Shareholders shall, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate WCI or any of its subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, none of the Shareholders shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company. This paragraph does not apply to the extent that testimony is required by legal process, provided that WCI has received not less than five days' prior written notice of such proposed testimony.

     B. Rights and Remedies Upon Breach. If the Shareholders or any Affiliate breaches, or threatens to commit a breach of, any of the provisions of Section 8.1 herein (the "Restrictive Covenants"), WCI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to WCI at law or in equity:

          1. Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and that money damages would not provide an adequate remedy to WCI. Accordingly, in addition to any other rights or remedies, WCI shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholders from any violation thereof.

          2. Accounting. The right and remedy to require the Shareholders to account for and pay over to WCI all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

          3. Severability of Covenants. The Shareholders acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          4. Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

          5. Enforceability in Jurisdiction. WCI and the Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of WCI and the Shareholders that such determination not bar or in any way affect WCI's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     IX.  GENERAL

     A. Additional Conveyances. Following the Closing, the Shareholders and WCI shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as WCI or the Shareholders may reasonably request for the purpose of carrying out this Agreement. The Shareholders will cooperate with WCI and/or the Corporations on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

     B. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCI and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

     C. Public Announcements. Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein prior to the Closing Date without the prior consent of the other parties hereto.
     D. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     E. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

If to the Shareholders:

at their respective addresses set forth on
Schedule 3.2

If to WCI:

Waste Connections, Inc.
2260 Douglas Boulevard, Suite 280
Roseville, California 95661
Attention:  Ronald J. Mittelstaedt
Fax: (916) 772-2920

With a copy to:

Robert D. Evans, Esq.
Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Fax: (415) 421-2922

     F. Attorneys' Fees. In the event of any dispute or controversy between WCI on the one hand and a Corporation or the Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party, as awarded by the court. Such award shall include post-judgment attorney's fees and costs.

     G. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to its conflict of laws provisions.

     H. Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, a Corporation).

     I. Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

     J. Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

     K. Number and Gender of Words; Corporations. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

     L. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between the Corporations, the Shareholders and WCI and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Corporations, the Shareholders and WCI acting through its officers, thereunto duly authorized by its Board of Directors.

     M. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     N. Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Oregon or California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

     X.   GLOSSARY

     The definitions of the terms used below can be found at the
Section indicated:



Term                         Section

Affiliate                   Section 3.11
Balance Sheet Date          Section 1.2(a)
business day                Section 9.14
Claim                       Section 7.3(a)
Claims Notice               Section 7.3(a)
Closing                     Section 2
Closing Date                Section 2
Closing Date Debt           Section 3.22(a)
Collection Franchises       Section 3.10(a)
Confidential Information    Section 8.1(b)
Contingent Purchase Price   Section 1.1
Corporate Property          Section 3.12(b)
Corporations                Parties
Corporate Claims            Section 7.1
Corporations' Stock         Shareholders
CT&R                        Parties
Environmental Claims        Section 7.1
Environmental Laws          Section 3.24
Environmental Site          Section 7.1(b)
Environmental Site Losses   Section 7.1 and 7.1(b)
ERISA                       Section 3.17(a)
Excluded Assets             Section 1.6
Facility                    Section 3.10(c)
Facilities                  Section 3.10(c)
Facility Property           Section 3.10(c)(iii)
Facility Surveys/Site Plans Section 3.10(c)(iii)
Financial Statements        Section 3.7
Golden Parachute Payment    Section 3.17(c)
Governmental Permits        Section 3.10(a)
Hazardous Material          Section 3.24(e)
Hazardous Waste             Section 3.24(e)
Indemnifying Party          Section 7.3(a)
Indemnity Events            Section 7.1
June 1 Current Assets       Section 3.22(b)
June 1 Current Liabilities  Section 3.22(b)
knowledge                   Section 3.36
Laws                        Section 3.24
Other Claims                Section 7.1
OWT                         Parties
Permitted Liens             Section 3.12(c)
Projected Gross Revenue     Section 1.4
Purchase Price              Section 1.1
RCRA                        Section 3.24(a)
Real Estate Agreement       Section 5.1(e)
Recipient                   Section 3.17(c)
Records, Notifications
  and Reports               Section 3.10(b)
Release                     Section 7.1(b)
Representations and
  Warranties                Section 7.4
Required Governmental
  Consents                  Section 3.10(a)
Restricted Area             Section 8.1(a)
Restricted Period           Section 8.1(a)
Restrictive Covenants       Section 8.2
Shareholders                Parties
Unknown Debt Hold Back      Section 1.3
UST                         Section 3.26
WCI Indemnitees             Section 7.1
WCI                         Parties

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.

        THE CORPORATIONS:          CURRY TRANSFER AND RECYCLING


                                   By:
                                   Petty H. Smart
                                   President









                                   OREGON WASTE TECHNOLOGY


                                   By:
                                   Petty H. Smart
                                   President



                        WCI:       WASTE CONNECTIONS, INC.


                                   By:
                                   Ronald J. Mittelstaedt
                                   Chief Executive Officer &
                                   President

        THE SHAREHOLDERS:


                                        Petty H. Smart



                                        A. Lewis Rucker

                        TABLE OF CONTENTS
                                                             Page

1.     PURCHASE OF CORPORATIONS' STOCK . . . . . . . . . . . .  1
       1.1  Shares to be Purchased . . . . . . . . . . . . . .  1
       1.2  Purchase Price . . . . . . . . . . . . . . . . . .  1
            1.3Hold Back . . . . . . . . . . . . . . . . . . .  2
       1.4  Additional Contingent Purchase Price . . . . . . .  2
       1.5  Allocation of the Purchase Price . . . . . . . . .  3
       1.6  Excluded Assets. . . . . . . . . . . . . . . . . .  3

2.     CLOSING TIME AND PLACE. . . . . . . . . . . . . . . . .  3

3.     REPRESENTATIONS AND WARRANTIES OF THE
       CORPORATIONS AND THE SHAREHOLDERS . . . . . . . . . . .  3
       3.1  Organization, Standing and Qualification . . . . .  3
       3.2  Capitalization . . . . . . . . . . . . . . . . . .  3
       3.3  All Stock Being Acquired . . . . . . . . . . . . .  4
       3.4  Authority for Agreement. . . . . . . . . . . . . .  4
       3.5  No Breach or Default . . . . . . . . . . . . . . .  4
       3.6  Subsidiaries . . . . . . . . . . . . . . . . . . .  4
       3.7  Financial Statements . . . . . . . . . . . . . . .  4
       3.8  Liabilities. . . . . . . . . . . . . . . . . . . .  5
       3.9  Conduct of Business. . . . . . . . . . . . . . . .  6
       3.10 Permits and Licenses . . . . . . . . . . . . . . .  6
       3.11 Certain Receivables. . . . . . . . . . . . . . . .  8
       3.12 Fixed Assets and Real Property . . . . . . . . . .  9
       3.13 Acquisition/Disposal of Assets . . . . . . . . . . 10
       3.14 Contracts and Agreements; Adverse Restrictions . . 10
       3.15 Insurance. . . . . . . . . . . . . . . . . . . . . 10
       3.16 Personnel. . . . . . . . . . . . . . . . . . . . . 11
       3.17 Benefit Plans and Union Contracts. . . . . . . . . 11
       3.18 Taxes. . . . . . . . . . . . . . . . . . . . . . . 12
       3.19 Copies Complete; Required Consents . . . . . . . . 13
       3.20 Customers, Billings, Current Receipts
            and Receivables. . . . . . . . . . . . . . . . . . 13
       3.21 No Change With Respect to the Corporations . . . . 14
       3.22 Closing Date Debt; June 1 Current Assets and June 1
            Current Liabilities. . . . . . . . . . . . . . . . 15
       3.23 Bank Accounts. . . . . . . . . . . . . . . . . . . 16
       3.24 Compliance With Laws . . . . . . . . . . . . . . . 17
       3.25 Powers of Attorney . . . . . . . . . . . . . . . . 18
       3.26 Underground Storage Tanks. . . . . . . . . . . . . 18
       3.27 Patents, Trademarks, Trade Names, etc. . . . . . . 19
       3.28 Assets, etc., Necessary to Business. . . . . . . . 19
       3.29 Condemnation . . . . . . . . . . . . . . . . . . . 19
       3.30 Suppliers and Customers. . . . . . . . . . . . . . 19
       3.31 Absence of Certain Business Practices. . . . . . . 20
       3.32 Related Party Transactions . . . . . . . . . . . . 20
       3.33 Disclosure Schedules . . . . . . . . . . . . . . . 20
       3.34 No Misleading Statements . . . . . . . . . . . . . 20
       3.35 Accurate and Complete Records. . . . . . . . . . . 20
       3.36 Knowledge. . . . . . . . . . . . . . . . . . . . . 21
       3.37 Brokers; Finders . . . . . . . . . . . . . . . . . 21
       3.38 The Franchise Agreement. . . . . . . . . . . . . . 21

4.     REPRESENTATIONS AND WARRANTIES OF WCI . . . . . . . . . 21
       4.1  Existence and Good Standing. . . . . . . . . . . . 21
       4.2  No Contractual Restrictions. . . . . . . . . . . . 21
       4.3  Authorization of Agreement . . . . . . . . . . . . 22
       4.4  No Misleading Statements . . . . . . . . . . . . . 22
       4.5  Brokers; Finders . . . . . . . . . . . . . . . . . 22
       4.6  Disclosure Schedules . . . . . . . . . . . . . . . 22

5.     CLOSING DELIVERIES. . . . . . . . . . . . . . . . . . . 22
       5.1  WCI Deliveries . . . . . . . . . . . . . . . . . . 22
       5.2  Shareholders Deliveries. . . . . . . . . . . . . . 23

6.     ADDITIONAL COVENANTS OF WCI, THE CORPORATIONS
       AND THE SHAREHOLDERS. . . . . . . . . . . . . . . . . . 24
       . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       6.1  Release of Guaranties. . . . . . . . . . . . . . . 24
       6.2  Release of Security Interests. . . . . . . . . . . 24
       6.3  Confidentiality. . . . . . . . . . . . . . . . . . 25
       6.4  Brokers and Finders Fees . . . . . . . . . . . . . 25
       6.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . 25
       6.6  Short Year Tax Returns . . . . . . . . . . . . . . 25
       6.7  General Release by Shareholders. . . . . . . . . . 26

7.     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . 26
       7.1  Indemnity by the Shareholders. . . . . . . . . . . 26
       7.2  Limitations on Shareholders' Indemnities . . . . . 28
       7.3  Notice of Indemnity Claim. . . . . . . . . . . . . 28
       7.4  Liability for Breaches of Representations and
            Warranties. . . . . . . . . . . . . . . . . . . .  30
       7.5  No Exhaustion of Remedies or Subrogation; Right of Set
            Off. . . . . . . . . . . . . . . . . . . . . . . . 30

8.     OTHER POST-CLOSING COVENANTS OF THE
       SHAREHOLDERS AND WCI. . . . . . . . . . . . . . . . . . 30
       8.1  Restrictive Covenants. . . . . . . . . . . . . . . 30
       8.2  Rights and Remedies Upon Breach. . . . . . . . . . 32

9.     GENERAL . . . . . . . . . . . . . . . . . . . . . . . . 33
       9.1  Additional Conveyances . . . . . . . . . . . . . . 33
       9.2  Assignment . . . . . . . . . . . . . . . . . . . . 34
       9.3  Public Announcements . . . . . . . . . . . . . . . 34
       9.4  Counterparts . . . . . . . . . . . . . . . . . . . 34
       9.5  Notices. . . . . . . . . . . . . . . . . . . . . . 34
       9.6  Attorneys' Fees. . . . . . . . . . . . . . . . . . 34
       9.7  Applicable Law . . . . . . . . . . . . . . . . . . 35
       9.8  Payment of Fees and Expenses . . . . . . . . . . . 35
       9.9  Incorporation by Reference . . . . . . . . . . . . 35
       9.10 Captions . . . . . . . . . . . . . . . . . . . . . 35
       9.11 Number and Gender of Words; Corporations . . . . . 35
       9.12 Entire Agreement . . . . . . . . . . . . . . . . . 35
       9.13 Waiver . . . . . . . . . . . . . . . . . . . . . . 35
       9.14 Construction . . . . . . . . . . . . . . . . . . . 35

10.    GLOSSARY. . . . . . . . . . . . . . . . . . . . . . . . 36

Parties
       Corporations
       CT&R
       OWT
       Shareholders
       WCI
Section 1.1
       Contingent Purchase Price
       Purchase Price
Section 1.2(a)
       Balance Sheet Date
Section 1.3
       Unknown Debt Hold Back
Section 1.4
       Projected Gross Revenue
Section 1.6
       Excluded Assets
Section 2
       Closing
       Closing Date
Section 3.10(a)
       Collection Franchises
       Governmental Permits
       Required Governmental Consents
Section 3.10(b)
       Records, Notifications and Reports
Section 3.10(c)
       Facilities
       Facility
Section 3.10(c)(iii)
       Facility Property
       Facility Surveys/Site Plans
Section 3.11
       Affiliate
Section 3.12(b)
       Corporate Property
Section 3.12(c)
       Permitted Liens
Section 3.17(a)
       ERISA
Section 3.17(c)
       Golden Parachute Payment
       Recipient
Section 3.22(a)
       Closing Date Debt
Section 3.22(b)
       June 1 Current Assets
       June 1 Current Liabilities
Section 3.24
       Environmental Laws
       Laws
Section 3.24(a)
       RCRA
Section 3.24(e)
       Hazardous Material
       Hazardous Waste
Section 3.26
       UST
Section 3.36
       knowledge
Section 3.7
       Financial Statements
Section 5.1(e)
       Real Estate Agreement
Section 7.1
       Corporate Claims
       Environmental Claims
       Environmental Site Losses
       Indemnity Events
       Other Claims
       WCI Indemnitees
Section 7.1(b)
       Environmental Site
       Environmental Site Losses
       Release
Section 7.3(a)
       Claim
       Claims Notice
       Indemnifying Party
Section 7.4
       Representations and Warranties
Section 8.1(a)
       Restricted Area
       Restricted Period
Section 8.1(b)
       Confidential Information
Section 8.2
       Restrictive Covenants
Section 9.14
       business day
Shareholders
       Corporations' Stock

                                   Exhibit 10.3

PURCHASE AND SALE AGREEMENT


By and Between


Petty H. Smart


-Seller-


and


Waste Connections, Inc.

-Buyer-



June    , 1998

                   PURCHASE AND SALE AGREEMENT


       THIS PURCHASE AND SALE AGREEMENT is made as of June    ,
1998, by and between, Petty H. Smart, an individual, ("Seller"), and Waste Connections, Inc., a California corporation (the
"Buyer").

                            RECITALS

       A. Buyer is entering into that certain Stock Purchase Agreement of even date ("Stock Purchase Agreement") with Curry Transfer and Recycling, an Oregon corporation, and Oregon Waste Technology, an Oregon corporation (collectively the "Corporations"), Seller, and A. Lewis Rucker (the "Shareholders"), in order to acquire all of the Corporations' stock.

       B. Seller owns all of that certain real property located in Curry County, Oregon, as more particularly described on Exhibit A attached hereto (the "Real Property").

       C. In connection with the Stock Purchase Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, said Real Property and all rights and interests appurtenant thereto, all on the terms and conditions set forth herein.

       NOW THEREFORE, in consideration of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

1.     PROPERTY INCLUDED IN SALE

       Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

       1.1. Real Property. All of the parcels of land comprising the Real Property, as described on Exhibit A attached hereto.

       1.2. Appurtenances. All rights, privileges and easements appurtenant to the Real Property to the extent owned by Seller, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on the Real Property, as well as all air rights, solar rights, water, water rights and water stock relating to the Real Property, and all easements, rights-of-way or other appurtenances used or intended to be used in connection with the beneficial use and enjoyment of the Real Property (the "Appurtenances").
       1.3. Improvements. All improvements and fixtures located on the Real Property (the "Improvement").

       1.4. Permits, Development Approvals and Fees. All permits and development rights, agreements, entitlements and approvals relating to the Real Property.

       1.5. Studies and Reports. All engineering and other studies, reports, plans and specifications with respect to the Real Property or any improvements constructed thereon, including, without limitation, all soils, geotechnical, hydrology, water quality, environmental, seismic, engineering and site assessment studies and reports.
       1.6. Personal Property and Rights. All tangible and intangible personal property of Seller used in connection with the ownership, use and operation of the Real Property, including, without limitation, any contract rights, agreements, utility contracts, warranties, guaranties, general intangibles or other rights relating to the ownership, use and operation of the Property, as defined below.

            All of the items described in Sections 1.1 through 1.6 above are hereinafter collectively called the "Property."

2.     PURCHASE PRICE

       The purchase price for the Property shall be $350,000.00
("Purchase Price").

3.     TITLE TO THE PROPERTY

       3.1. Real Property. At the Closing, Seller shall convey to Buyer in the name of Buyer's nominee, Curry Transfer & Recycling, Inc., an Oregon corporation, fee simple title to the Real Property, Appurtenances and Improvements by duly executed and acknowledged warranty deed in the form attached hereto as Exhibit B (the "Warranty Deed"). Evidence of delivery of the fee simple title shall be the issuance by a title insurance company approved by Buyer ("Title Company") of an ALTA Owner's Policy of Title Insurance (the "Title Policy") in the amount of the Purchase Price, insuring fee simple title to the Real Property and Appurtenances in the Buyer.

       3.2. Preliminary Title Report. Buyer has been furnished a preliminary title report showing the condition of title to the Real Property, together with copies of all exceptions listed therein (the "Title Report"). Buyer will have seven (7) days from receipt of the Title Report to review the Title Report and to notify Seller, in writing, if Buyer does not accept any one or more of the exceptions shown in the Title Report.

            The exceptions that are not acceptable to Buyer are referred to as the "Non- Permitted Exceptions." All other exceptions shall be deemed acceptable to Buyer and are referred to as the "Permitted Exceptions." Taxes due and payable for the current tax year, reservations in Federal patents and state deeds shall also be deemed Permitted Exceptions. Seller shall have three
(3) days after receiving Buyer's notice within which to give Buyer Seller's written notice agreeing to eliminate the Non-Permitted Exceptions or electing to terminate this Agreement. If Seller agrees to eliminate the Non-Permitted Exceptions, Seller shall be obligated to do so at Seller's cost and as of the Closing Date.
The Warranty Deed and the Title Policy shall be subject to the Permitted Exceptions.

4.     CONDITIONS TO CLOSING

       The following conditions are conditions precedent to Buyer's obligation to purchase the Property:

       4.1. Purchase Agreement.   The occurrence of the Closing
under that certain Stock Purchase Agreement dated June    , 1998
("Stock Purchase Agreement"), by and between, Waste Connections,
Inc. and Petty H. Smart and A. Lewis Rucker.

      4.2. Title Policy.  Title Company shall issue the Title
Policy to Buyer at the closing of the purchase and sale of the Property.

       4.3. Representations and Warranties. All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

       The foregoing conditions in this Section 4 are intended solely for the benefit of Buyer. If any of the foregoing conditions are not satisfied, Buyer shall have the right at its sole election either to waive in writing the condition in question and proceed with the purchase or, in the alternative, terminate this Agreement. The Closing Date may be extended, at Buyer's option, for a reasonable period of time if required to allow said conditions to be satisfied, subject to Buyer's further right to terminate this Agreement upon an expiration of the period of any such extension if all said conditions have not been satisfied.

5.     THE CLOSING

       5.1. Closing Date. The Closing hereunder shall be consummated through an escrow ("Escrow") to be opened with Title Company. All of the documents required for the Closing and the funds required for the payment of the Purchase Price shall be delivered into the Escrow on or before Closing as such term is defined in the Stock Purchase Agreement, or such other date prior thereto as Buyer and Seller may mutually agree in writing (the "Closing Date"). Such date may not be extended without the approval of both Seller and Buyer, except as otherwise expressly provided in this Agreement. The Closing shall commence on the Closing Date and shall be completed on the Closing Date or the business day following the Closing Date upon recordation by the Title Company of the Warranty Deed and disbursement by the Title Company of the Purchase Price to Seller. If the Closing does not so commence on the Closing Date, then Title Company as escrow holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close. Buyer and Seller shall each submit to the Title Company, not less than five (5) days prior to the Closing Date, escrow instructions consistent with the provisions of this Agreement.

       5.2. Seller's Documents. At the Closing, Seller shall deliver to Buyer through escrow the following:

            (a)a duly executed and acknowledged Warranty Deed;

            (b)a duly executed counterpart of an Assignment of Permits and Other Intangible Property in the form of Exhibit C attached hereto;

            (c)a duly executed Affidavit of Non-foreign Status in the form of Exhibit D attached hereto;

            (d)any other documents, instruments or agreements called for hereunder which have not previously been delivered.

            Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

       5.3. Buyer's Documents and Funds. At the Closing, Buyer shall deliver to Seller through escrow the following:

            (a)the Purchase Price, subject to the prorations and credits hereinafter provided for; and

            (b)any documents, instruments or agreements called for hereunder which have not previously been delivered.

            Seller may waive compliance on Buyer's part under any of the foregoing items by an instrument in writing.

       5.4. Other Documents. Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

       5.5. Prorations. Rents, real property taxes, and other items of income and expense of ownership of the Property shall be prorated as of 12:01 a.m. on the date the Warranty Deed is recorded on the basis of a 365-day year.

       5.6. Closing Costs. Transfer taxes applicable to the sale of the Property, the fee for the Title Policy, escrow charges and other costs of the Closing shall be paid by the parties in accordance with the prevailing custom in the County in which the Property is located. Each party shall pay its own attorneys' fees in connection with the sale.

6.     REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Buyer as follows:

       6.1. There are no claims, suits and proceedings which are pending against Seller or which relate to the Property or the use or operation thereof and, to the knowledge of Seller, no such claims, suits or proceedings are threatened or anticipated against Seller.

       6.2. All contracts or documents delivered by Seller to Buyer pursuant to this Agreement or in connection with the execution hereof are and at the time of Closing will be true, complete and correct copies, and there do not exist, nor will there exist as of the time of Closing, any contracts or agreements regarding the Property entered into by Seller that have not heretofore been disclosed by Seller to Buyer.

       6.3. At the time of Closing there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.

       6.4. There are no other leases or occupancy agreements of any kind relating to the Real Property or any portion thereof, except for the oral rental agreement to Curry Transfer & Recycling, Inc., and the oral rental agreement to Oregon Waste Technology, Inc. of which the Buyer is aware.

       6.5. To the knowledge of Seller, with respect to the activities of Seller at the Property (i) such activities are fully licensed, permitted and authorized under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and (ii) such activities are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations; and Seller are not aware of any circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of the Property's site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals.

       6.6. To the knowledge of Seller, the Property has been operated in material compliance with, and is presently in material compliance with, federal, state and local laws, ordinances, codes, rules, regulations, governmental permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to the Property (collectively "Laws"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"), and Seller are not aware of any assertion by any party that the Property is in material violation of any Laws. Specifically and without limiting the generality of the foregoing, to the knowledge of Seller:

            (a)Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 USC section 6901 et seq. ("RCRA") or as disclosed to the Oregon Department of Environmental Quality (the "DEQ"), the Property has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined below), except for small amounts of Hazardous Material such as may be found in household waste, and the Property has not accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

            (b)No Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released, on the Property, except for small amounts of Hazardous Material such as may be found in household waste.

            (c)Seller has not ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from the Property. There are no pending or threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

            (d)As used in this Agreement, "Hazardous Material" shall mean the substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable Oregon statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance disposed of in a manner not expressly prescribed by Environmental Laws.

       6.7. No underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or to Seller's knowledge, have been located on the Property during Seller's ownership thereof.

       6.8. The Property is not the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and to the knowledge of the Seller, no such proceedings are threatened.

       6.9. All documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Seller, are or at the time of Closing will be legal, valid and binding obligations of Seller, and do not and at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Seller is a party or to which the Property is subject.

7.     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller that Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Oregon, and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Buyer is a party or to which it is subject.

8. INDEMNIFICATION Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees (collectively, "Claims and Liabilities"), resulting from any misrepresentations or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement. The indemnification provisions of this Section 8 shall survive beyond the delivery of the warranty deed and transfer of title, or, if title is not transferred pursuant to this Agreement, beyond any termination of this Agreement.

       Notwithstanding the foregoing, if Seller must indemnify Buyer for any and all Claims and Liabilities in connection with this Agreement, then Seller's obligations are solely pursuant to and subject to Section 7.2 (Limitations on Shareholders' Indemnities) of the Stock Purchase Agreement entered into contemporaneously by the parties to this Agreement. All of Seller's Claims and Liabilities under this Agreement and relating to the Property are incorporated into said Section 7.2. Seller has no separate indemnity obligation or liability under this Agreement. Claims and Liabilities arising under Sections 6.1 through 6.5, 6.8 and 6.9 hereof will be considered "Other Claims" as defined in the Stock Purchase Agreement, and Claims and Liabilities arising under Sections 6.6 and 6.7 hereof will be considered "Environmental Claims" as defined in the Stock Purchase Agreement.

9.     CASUALTY OR CONDEMNATION

       In the event that, prior to Closing, the Property, or any material part thereof, is destroyed or damaged, or if condemnation proceedings are commenced against the Property or any material part thereof, Buyer shall have the right, exercisable by giving notice of such decision to Seller within five (5) days after receiving written notice from Seller of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case, neither party shall have any further rights or obligations hereunder. If Buyer elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer.

10.    POSSESSION

       Possession of the Property shall be delivered to Buyer on the Closing Date. Prior to the closing, Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of conducting soils tests, surveys or other physical inspections of the Property. Buyer shall indemnify Seller and hold Seller harmless against all loss, cost, damage and expenses, including reasonable attorneys' fees arising from or related to Buyer and its representatives entry onto the Property.

11.    BUYER'S CONSENT TO NEW CONTRACTS AFFECTING THE PROPERTY

       Seller shall not, after the date of Seller's execution of this Agreement, enter into any agreement affecting the Property or any aspect thereof without obtaining Buyer's consent thereto, which consent Buyer may withhold in its sole discretion.

12.    MISCELLANEOUS

       12.1.Notices. Any notice, consent, approval, waiver or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or deposited with the United States Postal Service, all charges and first class postage prepaid, addressed as follows:

If to Seller:

Petty H. Smart
17162 Parkview Drive
Brookings, Oregon  97415
(541) 469-3551

If to Buyer:

Waste Connections, Inc.
2260 Douglas Boulevard, Suite 280
Roseville, California 95661
Attention:                           Ronald J. Mittelstaedt
With a copy to:

Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attention:                           David H. Kremer, Esq.
or such other address as either party may from time to time specify by notice hereunder to the other.

       12.2.Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. If any broker or finder perfects a claim for a commission or finder's fee based on any such contact, dealings or communication, the party through whom the broker or finder makes such claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

       12.3.Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or assignee other than Buyer.

       12.4.Amendments. This Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

       12.5.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Oregon.

       12.6.Merger of Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, understandings and agreements between the parties relating to the subject matter hereof.

       12.7.Attorneys' Fees. If any party hereto fails to perform any of its obligations under this Agreement, or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provisions hereof, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by any party in enforcing a judgment in its favor shall be recoverable separately from and in addition to any other amounts included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions hereof and to survive and not be merged into any such judgment.

       12.8.Time of the Essence. Time is of the essence of this Agreement.

       12.9.Specific Performance. Seller acknowledge that in the event of a breach or default or threatened breach or default under this Agreement by Seller prior to the Closing, damages at law will be an inadequate remedy and, accordingly, without in any manner limiting any other remedies available to Buyer, Seller's obligations under this Agreement may be enforced by specific performance.

       12.10. Interpretation. Whenever used herein, the term "including" shall be deemed to be followed by the words "without limitation." Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

       12.11. Warning. the following statement is required by Oregon Law: THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF
A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FOREST OR FARMING PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

       12.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                   BUYER:  WASTE CONNECTIONS, INC.,
a California corporation


By:
Its:
                  SELLER:


                                        Petty H. Smart

Exhibit A

DESCRIPTION OF REAL PROPERTY


       All of that certain real property located in Curry County, Oregon, described in the attached Exhibit A-1.
                          WARRANTY DEED

                  (Statutory Form, ORS 93.850)


Names of Guarantor: PETTY H. SMART

Names of Grantee:        Curry Transfer & Recycling, Inc., an
Oregon corporation

Deliver to:



Consideration:      The true consideration for this conveyance is
$350,000, which is
                    the whole consideration.

Tax statement address:



            PETTY H. SMART, Grantor, conveys and warrants to Curry Transfer & Recycling, Inc., an Oregon corporation, Grantee, the following described real property free of encumbrances except as specifically set forth herein:

       All of the property in Curry County, Oregon described on the attached Exhibit A.

The encumbrances to which the foregoing property is subject are as follows:

       [describe encumbrances]


THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930.

       Dated this      day of                 , 1998.



                                   Petty H. Smart

STATE OF OREGON     )
                    ) ss.
County of Curry)


            This instrument was acknowledged before me on , 1998 by Petty
H. Smart.


                                   Notary Public of Oregon
                                   My commission expires:
Exhibit C

ASSIGNMENT OF PERMITS
AND OTHER INTANGIBLE PROPERTY


       THIS ASSIGNMENT dated June    , 1998 (the "Assignment"), is
made by Petty H. Smart, an individual ("Assignor") to Waste
Connections, Inc., a California corporation ("Assignee").

       FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest in and under any and all governmental permits and other intangible property owned by Assignor in connection with that certain real property described in Exhibit A attached hereto (the "Real Property") or any improvements or personal property located thereon, including without limitation, any of Assignor's interest in or rights under licenses or planning approvals and any contract rights, agreements, utility contracts, warranties, guaranties, general intangibles or other rights relating to the ownership, development, use or operation of Real Property.

       Assignor warrants and represents that as of the date the Real Property is conveyed to Assignee there are no assignments of or agreements to assign the foregoing permits and other intangible property to any other party.

       The Assignment shall be binding on and inure to the benefit of the parties hereto and the successors and assigns.

       IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date and year first above written.

                ASSIGNOR:


                                        Petty H. Smart

                ASSIGNEE:
WASTE CONNECTIONS, INC.


By:
Its:
Exhibit A
to Assignment of Permits and Other Intangible Property

REAL PROPERTY

Exhibit D

AFFIDAVIT OF NON-FOREIGN STATUS
INTERNAL REVENUE CODE SECTION 1445


       Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax equal to ten percent of the purchase price if the transferor is a foreign person. Such transferee is exempt from such obligation to withhold if the transferor provides the transferee an affidavit that the transferor is not a foreign person.

       To induce Waste Connections, Inc. ("Transferee"), to not withhold tax under such Section 1445 upon the transfer by Petty H. Smart, an individual ("Transferors"), of a U.S. real property interest located in Curry County, Oregon, as more particularly described in Exhibit A attached hereto, the following affidavit is made on behalf of Transferor under penalty of perjury and with knowledge that Transferee will rely thereon.

       1. No Transferor is a foreign person or foreign corporation, foreign partnership, foreign trust (as those terms are defined in the Internal Revenue Code);

       2. The tax identification number of each Transferor is ###-##-####; and

       3.   The Transferors reside at the following addresses:
17162 Parkview Drive, Brookings, Oregon 97415.

       Transferors understand that this certification may be disclosed to the Internal Revenue Service by Transferee, and that any false statement contained herein could be punished by fine, imprisonment, or both.

       Under penalty of perjury, the undersigned declare that they have examined this certificate and to the best of their knowledge and belief it is true, correct and complete.

       Date:  June    , 1998


          Petty H. Smart

Exhibit A-1
to Affidavit of Non-foreign Status
Internal Revenue Code Section 1445

[ATTACH LEGAL DESCRIPTION]

                        TABLE OF CONTENTS

                                                             Page

1.   PROPERTY INCLUDED IN SALE . . . . . . . . . . . . . . . .  1
     1.1.   Real Property. . . . . . . . . . . . . . . . . . .  1
     1.2.   Appurtenances. . . . . . . . . . . . . . . . . . .  1
     1.3.   Improvements . . . . . . . . . . . . . . . . . . .  1
     1.4.   Permits, Development Approvals and Fees. . . . . .  1
     1.5.   Studies and Reports. . . . . . . . . . . . . . . .  1
     1.6.   Personal Property and Rights . . . . . . . . . . .  2

2.   PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . .  2

3.   TITLE TO THE PROPERTY . . . . . . . . . . . . . . . . . .  2
     3.1.   Real Property. . . . . . . . . . . . . . . . . . .  2
     3.2.   Preliminary Title Report . . . . . . . . . . . . .  2

4.   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . .  3
     4.1.   Purchase Agreement . . . . . . . . . . . . . . . .  3
     4.2.   Title Policy . . . . . . . . . . . . . . . . . . .  3
     4.3.   Representations and Warranties . . . . . . . . . .  3

5.   THE CLOSING . . . . . . . . . . . . . . . . . . . . . . .  3
     5.1.   Closing Date . . . . . . . . . . . . . . . . . . .  3
     5.2.   Seller's Documents . . . . . . . . . . . . . . . .  3
     5.3.   Buyer's Documents and Funds. . . . . . . . . . . .  4
     5.4.   Other Documents. . . . . . . . . . . . . . . . . .  4
     5.5.   Prorations . . . . . . . . . . . . . . . . . . . .  4
     5.6.   Closing Costs. . . . . . . . . . . . . . . . . . .  4

6.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . .  4

7.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . .  6

8.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .  6

9.   CASUALTY OR CONDEMNATION. . . . . . . . . . . . . . . . .  7

10.  POSSESSION. . . . . . . . . . . . . . . . . . . . . . . .  7

11.  BUYER'S CONSENT TO NEW CONTRACTS AFFECTING THE
     PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . .  7

12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  8
     12.1.  Notices. . . . . . . . . . . . . . . . . . . . . .  8
     12.2.  Brokers and Finders. . . . . . . . . . . . . . . .  8
     12.3.  Successors and Assigns . . . . . . . . . . . . . .  8
     12.4.  Amendments . . . . . . . . . . . . . . . . . . . .  8
     12.5.  Governing Law. . . . . . . . . . . . . . . . . . .  8
     12.6.  Merger of Prior Agreements . . . . . . . . . . . .  9
     12.7.  Attorneys' Fees. . . . . . . . . . . . . . . . . .  9
     12.8.  Time of the Essence. . . . . . . . . . . . . . . .  9
     12.9.  Specific Performance . . . . . . . . . . . . . . .  9
     12.10. Interpretation . . . . . . . . . . . . . . . . . .  9
     12.11. Warning. . . . . . . . . . . . . . . . . . . . . .  9
     12.12. Counterparts . . . . . . . . . . . . . . . . . . .  9


List of Exhibits

Exhibit A - Description of Real Property
Exhibit B - Warranty Deed
Exhibit C - Assignment of Permits and Other Intangible Property
Exhibit D - Affidavit of Non-Foreign Status Internal Revenue Code
Section 1445

                                   Exhibit 99.1

          Waste Connections, Inc. announces two new market entries, and a significant tuck-in acquisition

For Immediate Release

Roseville, California

Waste Connections, Inc. (NASDAQ: WCNX) announces today that it has closed the acquisition of B&B Sanitation, Red Carpet Landfill and Darlin Equipment, three affiliated companies operating in Major County, Oklahoma, representing a fully integrated new market entry in western Oklahoma. The Company also closed the acquisition of Arrow Sanitary Service, a collection company operating in the suburban Portland, Oregon and southwestern Washington marketplaces, the acquisition of Curry Transfer and Recycling and Oregon Waste Technology, two affiliated solid waste collection and transfer companies operating along the southern Oregon coast. Curry Transfer and Recycling is the exclusive waste services provider for Curry County, Oregon, and several coastal municipalities, including the cities of Gold Beach, Brookings, and Port Orford. Curry operates two collection operations and five transfer stations.

With the conclusion of these acquisitions, the company has closed the acquisitions of nine companies, representing an aggregate of approximately $19 million in annualized revenues, since the beginning of the second quarter. These acquisitions represent the entry into two new markets (western Oklahoma and southwestern Oregon) in addition to the new market entry in Orem, Utah announced last week.

Ron J. Mittelstaedt, President and CEO said: "We are pleased to have these companies join the Waste Connections Inc., team. With these new acquisitions, the Company is well on its way to accomplishing its growth objectives for the year. In addition to entering three new markets since the beginning of June, the company achieved an important strategic move through the Arrow acquisition in the Vancouver/suburban Portland market -- which is currently the Company's largest base of operations. These transactions are consistent with our strategy of pursuing exclusive arrangements in those western U.S. markets that are governed by exclusive franchise agreements, municipal contracts and governmental certificates, and integrated operations in the balance of our targeted marketplaces."

Waste Connections, Inc. is a regional, integrated, solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. The company serves more than 160,000 commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Roseville, California.

This press release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the Company's limited operating history, the ability to manage growth, the ability to identify, acquire and integrate acquisition targets, the potential inability to finance the Company's growth, dependence on management and the other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

6/25/98

CONTACT:
Waste Connections, Inc., (916) 772-2221
Steven F. Bouck
Chief Financial Officer